UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Sterling Construction Company, Inc.
(Name of Registrant as Specified In Its Charter)

______________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY COPY

STERLING CONSTRUCTION COMPANY, INC.
20810 Fernbush Lane
Houston, Texas 77073
Telephone: (281) 821-9091

NOTICE OF THE 2008 ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the 2008 Annual Meeting of Stockholders of Sterling Construction Company, Inc., a Delaware corporation, will be held as follows:

Date:	May 8, 2008
Place:	Grand Sierra Resort
2500 East 2nd Street
Reno, Nevada 89595
Time:	11:30 a.m., local time
Purposes:	To elect two Class I directors, each to serve for a term of three years and until his successor is duly elected and qualified.
To approve the adoption of an Amended and Restated Certificate of Incorporation.

To approve the adoption of an amendment to Article FOURTH of Certificate of Incorporation to increase the number of shares of common stock that the Company is authorized to issue from 14 million shares to 19 million shares.

To consider the ratification of the selection of Grant Thornton LLP as the Company's independent registered public accounting firm for 2008.
To transact any other business that may properly come before the meeting.

Only the stockholders of record at the close of business on March 17, 2008 are entitled to notice of the meeting and to vote at the meeting or any adjournment of it.

By Order of the Board of Directors
April __, 2008	Roger M. Barzun, Secretary

You are urged to complete, sign and date the enclosed proxy and to return it in the envelope provided.

The execution of a proxy will not affect a record holder’s right to vote in person if present at the meeting.

STERLING CONSTRUCTION COMPANY, INC.

Proxy Statement for the 2008 Annual Meeting of Stockholders

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PRELIMINARY COPY

STERLING CONSTRUCTION COMPANY, INC.
20810 Fernbush Lane
Houston, Texas 77073
Tel.: (281) 821-9091

PROXY STATEMENT

FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

This Proxy Statement and the enclosed Annual Report on Form 10-K are being sent to stockholders on or about April ___, 2008.

In this Proxy Statement, Sterling Construction Company, Inc. is sometimes referred to as the Company, and the Board of Directors of the Company is sometimes referred to as the Board.  The Company is furnishing this Proxy Statement to stockholders in connection with the solicitation of proxies by the Board for the 2008 Annual Meeting of Stockholders.  The Annual Meeting will be held on May 8, 2008 at 11:30 a.m. local time at Grand Sierra Resort, 2500 East 2nd Street, Reno, Nevada 89595.

The Record Date. The Company has established March 17, 2008 as the Record Date.  The persons or entities whose names appear on the records of the Company as holders of the Company's common stock on the Record Date are entitled to notice of the Annual Meeting and to vote at the Annual Meeting or any adjournment of the meeting.  On the Record Date, there were 13,088,692 shares of the Company's common stock outstanding.

Methods of Voting.  There are two ways that as a record holder you may vote your shares.  You may come to the Annual Meeting and vote in person, or you may appoint someone to vote your shares for you by giving that person a proxy.  In this Proxy Statement, you are being asked to appoint each of James H. Allen, Jr., the Company's Chief Financial Officer, and Roger M. Barzun, the Company's Senior Vice President, Secretary & General Counsel, as your proxy holder to vote your shares in the manner you direct, both at the Annual Meeting and at any adjournment of the meeting.

Voting by Proxy.  Your shares will be voted as you direct if your proxy is properly signed, if it is returned to the Company before the Annual Meeting, and if it is not revoked by you before the voting.  If you do not specify on your proxy how you want your shares voted, they will be voted —

FOR	the election of the nominees for director listed on the proxy;

FOR	the approval of the Amended and Restated Certificate of Incorporation;

FOR
the approval of an amendment to the Certificate of Incorporation to increase the number of shares of common stock that the Company is authorized to issue from 14 million shares to 19 million shares; and

FOR	the ratification of the selection of Grant Thornton LLP as the Company's independent registered public accounting firm.

The Board does not know of any proposal that will be presented for consideration at the Annual Meeting other than those four items.  However, if any other business should come before the meeting, it is the intention of the persons named in the enclosed proxy to vote or otherwise to act in accordance with their best judgment.

Revocation of a Proxy.  You may revoke a proxy you have already given in any one of the following three ways:

•	By sending to the Secretary of the Company at the Company's address set forth above a written statement saying that you wish to revoke your proxy;

•	By submitting another proxy dated later than a previous proxy; or

•	By attending the Annual Meeting in person and notifying the chairman of the meeting that you wish to vote in person.

Quorum, Vote Required and Method of Counting.

The Quorum for the Meeting.  A quorum must be present in order to hold the Annual Meeting.  A quorum consists of the holders of a majority of the shares of common stock issued and outstanding on the Record Date.  Holders of shares of common stock who are either present at the Annual Meeting in person or through representation by a proxy (including those who abstain from voting or who do not vote on one or more of the proposals) will be counted for purposes of determining whether there is a quorum present at the meeting.

Vote Required.  Each share of common stock entitles the record holder to one vote on each of the matters to be voted on at the Annual Meeting.

•	In the election of directors (Proposal 1) a nominee who receives more votes for his election than against his election will be elected.

•
The approval of the Amended and Restated Certificate of Incorporation (Proposal 2) requires the affirmative vote of the holders of at least 75% of the outstanding shares of common stock of the Company.

•
The approval of the amendment of Article FOURTH of the Certificate of Incorporation to increase the number of shares of common stock that the Company is authorized to issue from 14 million shares to 19 million shares (Proposal 3) requires the affirmative vote of  the holders of a majority of the outstanding shares of common stock of the Company

•
For the effect of your vote on the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for 2008 (Proposal 4) see the information below under the heading Ratification of the Selection of Independent Registered Public Accounting Firm (Proposal 4).

Method of Counting.  The Company will not count as votes cast on a proposal either the shares of stockholders who abstain from voting on that proposal, or the shares held in "street" name by brokers or by nominees who indicate on their proxies that they do not have the discretionary authority to vote the shares on the proposal, which are known as broker non-votes.  As a result, abstentions and broker non-votes will have no effect on the voting on Proposals 1 and 4.  An abstention or broker non-vote on Proposals 2 and 3 has the effect of a no vote because of the requirement that the proposal receive the affirmative vote of the holders of at least a certain number, or a certain percentage of shares of the Company's outstanding common stock.

The Solicitation of Proxies and Expenses.  In addition to sending this Proxy Statement to stockholders, directors, officers and employees of the Company and, if deemed necessary, a third-party solicitation agent may solicit proxies using personal interviews, telephone calls, facsimiles and e-mail.  The Company will request banks, brokerage houses and other custodians, nominees and fiduciaries to solicit their customers who are beneficial owners, but not record holders, of common stock and to forward solicitation materials to those beneficial owners.  The Company will reimburse them for the reasonable out-of-pocket expenses they incur in doing so and will pay the expenses of preparing, printing and mailing this Proxy Statement, the enclosed form of proxy, the Company's Annual Report on Form 10-K for 2007 and any other solicitation materials.

The 2007 Annual Report.  A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2007, which has been filed with the Securities and Exchange Commission, or SEC, contains financial statements and other information of interest to stockholders.  A copy of that Annual Report is enclosed with this Proxy Statement.

ELECTION OF DIRECTORS (Proposal 1)

The Composition of the Board.  The by-laws of the Company permit the Board to determine from time to time how many directors the Company will have.  The size of the Board is currently set at eight directors, the two nominees and the six continuing directors whose terms do not expire at the Annual Meeting.  The Company’s Certificate of Incorporation divides directors into three classes.  The term of each class is three years and the terms are staggered so that at each Annual Meeting of Stockholders, the term of one of the classes expires.  A director holds office until the expiration of his or her term and until a successor is elected and qualified unless the director dies, resigns or is removed from the Board.  In that case, the Board has the authority to appoint a replacement.  The term of the Class I directors expires at the 2008 Annual Meeting.

Director Independence.

The following table shows the Company's independent directors at the date of this Proxy Statement and the committees of the Board on which they serve.  Each of the directors has in the past and continues to satisfy the Nasdaq's definition of an independent director.  Each member of the Audit Committee, the Compensation Committee and the Corporate Governance & Nominating Committee also satisfies Nasdaq's independence standards for service on those committees.  In addition, the members of the Audit Committee satisfy the independence requirements of the SEC's Regulation §240.10A-3.  Independent directors have voted Mr. Abernathy Lead Director.

Name	Committee Assignment
John D. Abernathy	Audit Committee (Chairman) Compensation Committee
Robert W. Frickel	Compensation Committee (Chairman) Corporate Governance & Nominating Committee
Milton L. Scott	Audit Committee Corporate Governance & Nominating Committee
David R. A. Steadman	Corporate Governance & Nominating Committee (Chairman) Audit Committee
Donald P. Fusilli, Jr.	Audit Committee Compensation Committee
Christopher H. B. Mills	None

The relationship between Mr. Frickel's accounting firm and the Company is described below under the heading Business Relationships with Directors and Officers.

In determining that Mr. Mills is independent under Nasdaq rules, the Board of Directors considered the fact that Mr. Mills is the Chief Executive Officer of NASCIT, which is a stockholder holding less than 10% of the Company's common stock and therefore under applicable rules and regulations is not an affiliate of the Company.  The Board also considered the payments of interest that the Company made on a promissory note it issued to NASCIT in 2001 in connection with the Company's acquisition of Texas Sterling Construction Co. and the fact that the note was paid in full on June 30, 2005.  The Board has concluded that under Nasdaq's standards for independence, neither of Mr. Frickel's nor Mr. Mills' relationship to the Company adversely affects his independence.  In reaching this conclusion, the Board also relied on the fact that both Messrs. Frickel and Mills were directors at the time that the Company applied for the listing of its common stock on Nasdaq and that they qualified as independent at that time.

In 2005, the Company retained Eugene Abernathy, brother of Audit Committee Chairman John Abernathy, to assist the Company on GAAP compliance issues.  Eugene Abernathy is a certified public accountant and a consultant who has in the past worked at a predecessor of PricewaterhouseCoopers, a public accounting firm, and was a member of the Construction Contractor Guide Committee that issued the Audit and Accounting Guide for Construction Contractors under the sponsorship of the American Institute of Certified Public Accountants.  In 2007 the Company paid fees of $10,625 to Eugene Abernathy.  In view of the small amount of the fees the Company has paid to Eugene Abernathy, the Board does not consider that this relationship has any effect on John Abernathy's independence.

The Nominees and Continuing Directors.

The following table lists the nominees for director and the directors whose terms continue after the Annual Meeting.  Each of the nominees has stated his willingness to serve if elected.  If any nominee is unable to serve, persons named in the enclosed proxy may vote for a substitute nominee.  The Board has no reason to believe that any of the nominees will be unable to serve.  The enclosed form of proxy cannot be voted by the proxy holders for more persons than the number of nominees named in this Proxy Statement.  Information about the number of shares of common stock of the Company owned by the nominees and the continuing directors can be found below under the heading Stock Ownership Information.

Nominees	Current Position	Age	Class	Director Since	Term Expires
Patrick T. Manning	Chairman of the Board of Directors & Chief Executive Officer	62	I	2001	2008
Joseph P. Harper, Sr.	President, Treasurer & Chief Operating Officer, Director	62	I	2001	2008
Continuing Directors
John D. Abernathy	Director	70	II	1994	2009
Robert W. Frickel	Director	64	II	2001	2009
Milton L. Scott	Director	51	II	2005	2009
Donald P. Fusilli, Jr.	Director	56	III	2007	2010
Maarten D. Hemsley	Director	58	III	1998	2010
Christopher H. B. Mills	Director	55	III	2001	2010

The Background of the Nominees.

Patrick T. Manning.  Mr. Manning joined the predecessor of Texas Sterling Construction Co., the Company's Texas construction subsidiary, which along with its predecessors is referred to as TSC, in 1971 and led its move from Detroit, Michigan into the Houston market in 1978. He has been TSC’s President and Chief Executive Officer since 1998 and Chairman of the Board of Directors and Chief Executive Officer of the Company since July 2001.  Mr. Manning has served on a variety of construction industry committees, including the Gulf Coast Trenchless Association and the Houston Contractors’ Association, where he served as a member of the board of directors and as President from 1987 to 1993. He attended Michigan State University from 1969 to 1972.

Joseph P. Harper, Sr.  Mr. Harper has been employed by TSC since 1972. He was Chief Financial Officer of TSC for approximately 25 years until August 2004, when he became Treasurer of TSC.  In addition to his financial responsibilities, Mr. Harper has performed both estimating and project management functions.  Mr. Harper has been a director and the Company's President and Chief Operating Officer since July 2001, and in May 2006 was elected Treasurer.  Mr. Harper is a certified public accountant.

The Background of the Continuing Directors.

John D. Abernathy.  Mr. Abernathy was Chief Operating Officer of Patton Boggs LLP, a Washington D.C. law firm, from January 1995 through May 2004 when he retired.  He is also a director of Par Pharmaceutical Companies, Inc., a New York Stock Exchange-listed company that manufactures generic and specialty drugs, and Neuro-Hitech, Inc., a development-stage drug company.  Mr. Abernathy is a certified public accountant.  In December 2005, Mr. Abernathy was elected Lead Director by the independent members of the Board of Directors.

Robert W. Frickel.  Mr. Frickel is the founder and President of R.W. Frickel Company, P.C., a public accounting firm that provides audit, tax and consulting services primarily to companies in the construction industry.  Prior to the founding of R.W. Frickel Company in 1974, Mr. Frickel was employed by Ernst & Ernst.  Mr. Frickel is a certified public accountant.

Milton L. Scott.  Mr. Scott is Chairman and Chief Executive Officer of the Tagos Group, a strategic advisory and services company in supply chain management, transportation and logistics, and integrated supply.  He was previously associated with Complete Energy Holdings, LLC, a company of which he was Managing Director until January 2006 and which he co-founded in January 2004 to acquire, own and operate power generation assets in the United States.  From March 2003 to January 2004, Mr. Scott was a Managing Director of The StoneCap Group, an entity formed to acquire, own and operate power generation assets.  From October 1999 to November 2002, Mr. Scott served as Executive Vice President and Chief Administrative Officer at Dynegy Inc., a public company that was a market leader in power distribution, marketing and trading of gas, power and other commodities, midstream services and electric distribution.  From July 1977 to October 1999, Mr. Scott was with the Houston office of Arthur Andersen LLP, a public accounting firm, where he served as partner in charge of the Southwest Region Technology and Communications practice.  Mr. Scott is currently the lead director and chairman of the audit committee of W-H Energy Services.

Donald P. Fusilli, Jr.  Mr. Fusilli is the Chief Executive Officer of a marine services subsidiary of David Evans and Associates, Inc., a company that provides underwater mapping and analysis services.  From May 1973 until September 2006, Mr. Fusilli served in a variety of capacities at Michael Baker Corporation, a public company listed on the American Stock Exchange that provides a variety of professional engineering services spanning the complete life cycle of infrastructure and managed asset projects.  Mr. Fusilli joined Michael Baker Corporation as an engineer and over the course of his career rose to president and chief executive officer in April 2001.  From September 2006 to January 2008, Mr. Fusilli was an independent consultant providing strategic planning, marketing development and operations management services.  Mr. Fusilli is a director of RTI International Metals, Inc., a New York Stock Exchange-listed company that is a leading U.S. producer of titanium mill products and fabricated metal components.  He holds a Civil Engineering degree from Villanova University, a Juris Doctor degree from Duquesne University School of Law and attended the Advanced Management Program at the Harvard Business School.

Maarten D. Hemsley.  Mr. Hemsley served as the Company's President and Chief Operating Officer from 1988 until 2001, and as Chief Financial Officer from 1998 until August 2007.  From January 2001 to May 2002, Mr. Hemsley was also a consultant to, and thereafter has been an employee of, JO Hambro Capital Management Limited, which is part of JO Hambro Capital Management Group Limited, or JOHCMG, an investment management company based in the United Kingdom.  Mr. Hemsley has served since 2001 as Fund Manager of JOHCMG’s Leisure & Media Venture Capital Trust, plc, and since February 2005, as Senior Fund Manager of its Trident Private Equity II LLP investment fund.  Mr. Hemsley is a director of Tech/Ops Sevcon, Inc., a U.S. public company that manufactures electronic controls for electric vehicles and other equipment, and of a number of privately-held companies in the United Kingdom.  Mr. Hemsley is a Fellow of the Institute of Chartered Accountants in England and Wales.

Christopher H. B. Mills.  Mr. Mills is a director of JOHCMG.  Prior to founding JOHCMG in 1993, Mr. Mills was employed by Montagu Investment Management and its successor company, Invesco MIM, as an investment manager and director, from 1975 to 1993.  He is the Chief Executive of North Atlantic Smaller Companies Investment Trust plc, which is a part of JOHCMG and a 3.82% holder of the Company's common stock.  Mr. Mills is a director of two U.S. public companies, W-H Energy Services, Inc., a New York Stock Exchange-listed company that is in the oilfield services industry, and SunLink Healthcare Systems, Inc., a non-urban community healthcare provider for seven hospitals and related businesses in four states in the Southwest and Midwest.  Mr. Mills also serves as a director of a number of public and private companies outside of the U.S. in which JOHCMG funds have investments.

The Executive Officers of the Company.  In addition to Messrs. Manning, Harper and Hemsley, the only other executive officers of the Company are James H. Allen, Jr. and Roger M. Barzun.

James H. Allen, Jr.  Mr. Allen became the Company's Senior Vice President & Chief Financial Officer in August 2007.  He spent approximately 30 years with Arthur Andersen & Co., including 19 years as an audit and business advisory partner and as head of the firm’s Houston office construction industry practice.  After being retired for several years, he became chief financial officer of a process chemical manufacturer and served in that position for over three years prior to joining the Company.  Mr. Allen is a certified public accountant.

Roger M. Barzun.  Mr. Barzun has been the Company's Vice President, Secretary and General Counsel since August 1991.  He was elected a Senior Vice President from May 1994 until July 2001 and again in March 2006.  Mr. Barzun has been a lawyer since 1968 and is a member of the bar of New York and Massachusetts.  Mr. Barzun also serves as general counsel to other corporations from time to time on a part-time basis.

THE AMENDMENT AND RESTATEMENT OF THE CERTIFICATE OF INCORPORATION (Proposal 2)

Adoption of the Amended and Restated Certificate of Incorporation.  On March 13, 2008, the Board of Directors adopted, subject to stockholder approval, an Amended and Restated Certificate of Incorporation, or charter.  If the Amended and Restated Certificate of Incorporation is approved by stockholders, it will become effective upon filing with the Secretary of State of the State of Delaware.

Reasons for the Adoption of the Amended and Restated Certificate of Incorporation. The amendment and restatement of the charter is designed to bring the charter more in line with current concepts of good corporate governance, to clarify some of its terms, and to conform it more closely to those of other Delaware public corporations.  In addition, certain current restrictions and requirements in the charter were designed to protect the Company's substantial book tax loss carryforwards, or tax benefits.  The tax benefits have substantially been used up by the Company or have expired, so the Board of Directors has determined that the restrictions and requirements are no longer necessary or appropriate.  The full text of the proposed Amended and Restated Certificate of Incorporation is set forth and attached as Exhibit A to this Proxy Statement.

Required Approval.  As mentioned above, the approval of the restatement and amendment of the charter requires the approval of the holders of at least 75% of the Company's outstanding shares of common stock.  This is because many, but not all, of the proposed amendments in the amended and restated charter require such a vote.  One of the reasons for amending and restating the charter is to eliminate almost all of those so-called super-majority voting requirements.

Summary.  The following is a summary of the proposed amendments contained in the amended and restated charter.  It is qualified in its entirety by reference to the full text of the Amended and Restated Certificate of Incorporation, which is attached to this Proxy Statement as Exhibit A.

•	Elimination of the requirement for a written ballot in the election of directors.

•
Currently, only a majority of the total number of authorized directors (currently eight directors) may call a special meeting of stockholders.  This is amended to provide that the call of a special meeting requires only the approval of the Board of Directors, which under the Bylaws may act by majority vote if a quorum of directors is present.

•
Elimination in its entirety of Article SIXTH, which contains the restrictions on stockholders acquiring more than 4.5% of the Company's common stock that were designed to protect the Company's tax benefits.

•
Elimination of the requirement that an amendment to the Company's Bylaws by stockholders requires approval by the holders of at least 75% of the Company's common stock, which is replaced with a requirement that an amendment to the Company's Bylaws by stockholders requires approval only by the affirmative vote of the holders of a majority of all classes and series of the Company's outstanding capital stock voting together as a single class.  Currently the Company has only one class of capital stock, the common stock, outstanding, but the Board of Directors is authorized to issue up to one million shares of preferred stock.

•
Elimination of the requirement that the affirmative vote of the holders of at least 75% of the Company's common stock is required to remove directors, which is replaced with a requirement that the removal of directors requires the affirmative vote of the holders of only a majority of all classes and series of the Company's outstanding capital stock voting together as a single class.

•	Elimination of the requirement that an amendment to the following articles of the charter requires approval by the holders of at least 75% of the Company's common stock:

o	Article FIFTH, which sets forth certain powers of directors and related matters;

o	Article SEVENTH, which provides for a staggered board of directors; and

o	Article EIGHTH regarding amendment of the Company's Bylaws by stockholders.

The amended and restated charter retains a requirement for a 75% vote of all classes and series of the Company's outstanding capital stock voting together as a single class to amend or repeal the provisions of the charter that provide for the elimination of certain personal liability of directors and for the indemnification of directors, as well as to amend or repeal this 75% approval requirement itself.

•	The addition of a provision that sets forth the voting rights of the holders of the Company's common stock that are now in effect, but are not included in the charter.

•	An increase in the number of shares of common stock the Company is authorized to issue from 14 million shares to 19 million shares.

•
The charter currently provides that a director elected by the Board to fill a vacancy on the Board serves for the unexpired term of the class of directors to which the new director was elected.  The amended and restated charter provides that the new director serves only until the next Annual Meeting of Stockholders at which directors are elected.

•
The addition of a provision that any increase in the limitation of the personal liability of directors that arises from an amendment of Delaware law automatically becomes applicable to the Company's directors.

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The addition of a provision that any decrease or the elimination of the limitation of the personal liability of directors or the indemnification of directors by the Company will only have prospective effect.

•
The addition of a provision that indemnification by the Company will not be available to a director for a settlement entered into by the director that was not approved by the Company and will not be available to cover a judicial award if the Corporation was not given a reasonable and timely opportunity, at its expense, to participate in the defense of the action.

•
The charter currently give the Board of Directors the power to issue preferred stock.  The amended and restated charter gives the Board the added power to amend the terms of already issued preferred stock subject to any required approval of the holders of the preferred stock and provides that if the number of shares of any series of preferred stock is decreased, those shares resume the status they had before the adoption of the resolution originally fixing the number of shares of the series.  There are currently no outstanding shares of preferred stock.

•
The elimination of the provision that requires the Company to maintain a separate office as well as separate records and books of account from its subsidiaries, and that prohibits the Company from commingling its assets with those of another corporation, such as a subsidiary.

•	Elimination of a lengthy provision no longer needed relating to arrangements by the Company with its creditors in the event of insolvency, bankruptcy and the like.

•	Simplification of the description of the purpose for which the Company was formed to provide that the Company may engage in any activity that is lawful under Delaware law.

•	The updating of the address of the Company and its resident agent in Delaware and the reformatting of the articles and sections of the charter.

Effect of the Amendments.  The effect of the amendments as a whole will be to give the holders of a simple majority of outstanding shares of common stock greater power under the Company's charter than it now has.  In addition, the amended and restated charter provides for the increase in the number of shares of common stock that the Company is authorized to issue as described above.  The issuance of additional shares of common stock would have the effect of diluting the percentage ownership of current stockholders of the Company.  In addition, in the absence of a proportionate increase in the Company’s earnings and book value, an increase in the aggregate number of outstanding shares of common stock could dilute the earnings per share and book value per share of currently outstanding shares of common stock.

The Board of Directors recommends that stockholders vote for the approval of the Amended and Restated Certificate of Incorporation

THE AMENDMENT OF ARTICLE FOURTH OF THE CERTIFICATE OF INCORPORATION (Proposal 3)

Adoption of the Amendment.  On March 13, 2008, the Board of Directors adopted, subject to the approval of the stockholders, an amendment to Article FOURTH of the Company's charter in order to increase the number of shares of common stock the Company is authorized to issue from 14 million shares to 19 million shares.  Pursuant to Delaware law, the Board of Directors has declared the amendment to Article FOURTH to be advisable.  Approval of the amendment requires the affirmative vote by the holders of a simple majority of the outstanding shares of common stock.

The Relationship of this Proposal 3 to Proposal 2.  The Board of Directors believes that the increase in the number of authorized shares of common stock is of particular importance.  Since the amendment and restatement of the charter requires a 75% stockholder vote, but the amendment to increase the number of shares the Company is authorized to issue requires the approval of the holders of only a simple majority of the outstanding shares of common stock, the Board made the Article FOURTH amendment a separate proposal in the event the amendment and restatement of the charter does not receive the required vote.

The text of Article FOURTH as it is proposed to be amended is set forth in Exhibit B to this Proxy Statement.  The substance of the amendment is also contained in the Amended and Restated Certificate of Incorporation, which is set forth in its entirety in Exhibit A to this Proxy Statement.  As a result, if stockholders approve the proposed amendment and restatement of the Company's charter described in Proposal 2, the approval of the amendment to Article FOURTH will have no additional effect on the charter.

If stockholders do not approve the proposed amendment and restatement of the Company's charter, but do approve the amendment of Article FOURTH, that amendment will be the only change that is made to the charter.  The Article FOURTH amendment would become effective upon the filing of a Certificate of Amendment with the Secretary of State of the Sate of Delaware.

Reasons for the Amendment.  After deducting reserves for the issuance of common stock under the Company's incentive stock plans, there remain only 10,000 shares of common stock available for issuance.  The Board of Directors believes that an increase in the number of shares of common stock the Company is authorized to issue is needed for several reasons.  In order to make the recent 1.84 million-share public offering, the Company reduced the reserve for the issuance of shares under the Company's 2001 Stock Incentive Plan with the result that only 83,736 shares are available for new stock option grants and restricted stock awards.  If the amendment is approved, the Board has voted to restore the reserve for the 2001 Stock Incentive Plan to the level previously approved by stockholders.  Additional shares of common stock may also be required to implement the Company's acquisition strategy, which is described in the Company's Annual Report on Form 10-K accompanying this Proxy Statement.  By way of example, in the recent purchase of Road and Highway Builders, LLC, or RHB, a portion of the purchase price was paid by the issuance of shares to one of the sellers, who is the current Chief Executive Officer of RHB, thereby giving him increased incentive to contribute to the success of the Company as a whole.

Effect of the Amendment.  The issuance by the Company of additional shares of common stock would have the effect of diluting the percentage ownership of current stockholders of the Company.  In addition, in the absence of a proportionate increase in the Company’s earnings and book value, an increase in the aggregate number of outstanding shares of common stock could dilute the earnings per share and book value per share of currently outstanding shares of common stock.

The Board of Directors recommends that stockholders vote for the approval of the Amendment to Article FOURTH

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal 4)

The Audit Committee has selected Grant Thornton LLP as the Company's independent registered public accounting firm to perform the audit of the Company's financial statements for 2008.  Grant Thornton was also the Company's independent registered public accounting firm for the year ended December 31, 2007.

The Board is asking stockholders to approve the selection of Grant Thornton although ratification is not required by law or by the Company's Bylaws.  The Board is submitting the selection of Grant Thornton for ratification as a matter of good corporate practice.  Whether stockholders ratify the selection or not, the Audit Committee in its discretion may select an independent registered public accounting firm at any time during the year if it determines that to do so would be in the best interests of the Company and its stockholders.  There is additional information about Grant Thornton under the heading Information About Audit Fees and Audit Services, below.

The Board of Directors recommends that stockholders vote for the ratification of the selection of Grant Thornton LLP.

BOARD OPERATIONS

Communicating with the Board.  Interested persons wishing to communicate with the Board about their concerns, questions or other matters may do so by U.S. Mail addressed to: Board of Directors, ℅ The Secretary, Sterling Construction Company, Inc., 20810 Fernbush Lane, Houston, TX 77073.  The Secretary will give these communications to the directors as received unless they are voluminous, in which case the Secretary will summarize them and furnish the summary to the directors instead.

Nomination of Directors.  The Board's Corporate Governance & Nominating Committee has the responsibility, among others, to identify and nominate qualified candidates for election to the Board.  The Committee has nominated Messrs. Manning and Harper for re-election to the Board as Class I directors.  Their current term of office expires at the Annual Meeting.  The term of Class II directors expires at the Annual Meeting of Stockholders in 2009, and the term of Class III directors expires at the Annual Meeting of Stockholders in 2010.  Information about the background of the nominees is set forth above in the section entitled Background of Nominees under the heading Election of Directors (Proposal 1).

The Corporate Governance & Nominating Committee seeks to achieve a Board that is composed of individuals who have experience relevant to the needs of the Company and who have a high level of professional and personal ethics. The Committee looks for candidates with business experience in the construction industry and/or with engineering, financial reporting, investment, corporate governance, senior management or other skills and experience that can contribute to an effective Board.  Candidates are expected to be committed to enhancing stockholder value and to have sufficient time to carry out the duties of a director and member of one or more Board committees.  The Corporate Governance & Nominating Committee has not specified any minimum qualifications for serving on the Board.

The Committee uses a variety of methods for identifying and evaluating nominees for director.  Candidates may come to the attention of the Committee through current members of the Board, Company employees, professional search firms, stockholders and other persons, but in any event, the Committee requires and checks multiple references before nominating a candidate for election to the Board.

The Committee has not established a policy regarding the consideration of director candidates recommended by stockholders primarily because the Company has not received recommendations of that kind for more than the last ten years.  If a stockholder wishes to recommend a person as a director candidate, the stockholder may follow the procedure for communicating with the Board that is described above in this section under the heading Communicating with the Board.  Recommendations of candidates for nomination for the 2009 Annual Meeting of Stockholders must be received by the date set forth below under the heading Submission of Stockholder Proposals.

Directors' Attendance at Meetings in 2007.  The Board held nine meetings during 2007.  Mr. Mills did not attend three of those meetings.  During 2007, each of the other directors attended more than 75% of the meetings of the Board while he was a director, as well as more than 85% of the meetings of committees of the Board on which he served.  All directors attended last year’s Annual Meeting of Stockholders.  The Company's policy is to schedule the Annual Meeting of Stockholders to coincide with a regular Board meeting so that directors can attend the Annual Meeting without the Company incurring extra travel and related expenses.

Committees of the Board.  The Board has three standing committees, the Audit Committee, the Compensation Committee and the Corporate Governance & Nominating Committee.

The Audit Committee.  The members of the Audit Committee are John D. Abernathy, Chairman, Milton L. Scott, David R. A. Steadman and since May 2007, Donald P. Fusilli, Jr..  The Board has determined that Messrs. Abernathy and Scott are Audit Committee Financial Experts based on the definition of that term contained in applicable regulations.  Their backgrounds are described above in Background of Continuing Directors under the heading Election of Directors (Proposal 1). The Audit Committee meets at least quarterly and held seven meetings in 2007.  The Audit Committee has a charter that is posted on the Company's website at www.sterlingconstructionco.com.

The Audit Committee assists the Board in fulfilling its responsibility to oversee the Company's accounting and financial reporting processes and the audits by the Company's independent registered public accounting firm (referred to in the policy as the independent auditors.)  In particular, the Audit Committee has the responsibility to —

•
Review financial reports and other financial information, internal accounting and financial controls, controls and procedures relating to public disclosure of information, and the audit of the Company's financial statements by the Company's independent auditors;

•	Appoint independent auditors, approve their compensation, supervise their work, oversee their independence and evaluate their qualifications and performance;

•	Review with management and the independent auditors the audited and interim financial statements that are included in filings with the SEC;

•	Review the quality of the Company's accounting policies;

•	Review with management major financial risk exposures;

•	Review all proposed transactions between the Company and related parties in which the amount involved exceeds $50,000; and

•	Provide for the confidential, anonymous submission by employees and others of concerns regarding questionable accounting or auditing matters.

The Audit Committee Report.

In fulfillment of its responsibilities, the Audit Committee has reviewed, and met and discussed with management and the Company's independent registered public accounting firm the Company's 2007 audited consolidated financial statements.  The Audit Committee has discussed with the Company's independent registered public accounting firm the matters required to be discussed by Statement on Accounting Standards No. 61 Communication with Audit Committees.  In addition, the Audit Committee has received from the Company's independent registered public accounting firm the written disclosures and the letter required by Independence Standards Board Standard No. 1 Independence Discussions with Audit Committees and discussed with them their independence from the Company and its management.

In reliance on the reviews and discussions described above, the Audit Committee recommended to the Board, and the Board has approved, the inclusion of the Company's audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

Submitted by the members of the Audit Committee on April ___, 2008

John D. Abernathy, Chairman
Donald P. Fusilli, Jr.
Milton L. Scott
David R. A. Steadman

The Compensation Committee.  The members of the Compensation Committee are Robert W. Frickel, Chairman, John D. Abernathy and Donald P. Fusilli, Jr. (since May 2007).  The Compensation Committee held nine meetings in 2007.  The Compensation Committee has a charter that is posted on the Company's website at www.sterlingconstructionco.com.

The Compensation Committee oversees senior-level compensation arrangements and has particular responsibility to —

•	Review and approve any corporate goals and objectives relating to the compensation of the Company's chief executive officer; chief financial and other executive officers;

•	Evaluate performance of the Company's chief executive officer; chief financial and other executive officers in light of those corporate goals and objectives;

•
Either as a committee or together with the other independent directors (as directed by the Board), determine and approve the compensation of Company's chief executive officer; chief financial and other executive officers, and together with the boards of directors of the Company's subsidiaries, to determine and approve the compensation of their senior officers;

•
Either as a committee or together with the other independent directors (as directed by the Board), review and approve any employment agreements, severance arrangements, change-in-control arrangements or special or supplemental employee benefits, and any material amendments to the foregoing, that are applicable to senior officers of the Company and, together with the boards of directors of the Company's subsidiaries, that are applicable to their senior officers;

•
Either as a committee or together with the other independent directors (as directed by the Board), administer the Company's stock plans and make grants of stock options and other awards as provided in those plans;

•	Make recommendations to the Board regarding incentive compensation plans and equity-based plans for other senior officers and those of the Company's subsidiaries;

•	Advise the Corporate Governance & Nominating Committee on the compensation of directors, including the chairman of the board and the chairpersons of the committees of the Board; and

•	Make a recommendation to the Board of Directors as to the inclusion of the Compensation Discussion and Analysis in SEC filings.

The scope of the Committee's authority is described above.  In exercising its authority and carrying out its responsibilities, the Committee meets to discuss proposed salaries and cash and equity incentive awards based on information circulated in advance of the meeting by the Chairman of the Committee.  This information may include salaries of comparable officers in comparable companies in the construction industry and the Company's financial results for the year on which incentive awards are based.  The Committee may not delegate any of its responsibilities, but may share them with other independent directors as described above in the summary of its responsibilities.  The Committee discusses an executive officer's compensation in advance of making a decision on it.  For a description of the compensation of executives of the Company, see the information below under the heading Executive Compensation.

Compensation Committee Interlocks and Insider Participation.

During 2007, Robert W. Frickel (Chairman), John D. Abernathy, Donald P. Fusilli, Jr. (since May 2007) and Milton L. Scott (until May 2007) served on the Compensation Committee.  None of these Compensation Committee members is or has been an officer or employee of the Company.  Mr. Frickel is President of R.W. Frickel Company, P.C., an accounting firm that performs certain accounting and tax services for the Company.  In 2007, the Company paid or accrued for payment to R.W. Frickel Company approximately $63,580 in fees.  The Company estimates that during 2008, the fees of R.W. Frickel Company will be approximately the same as in 2007.

None of the Company's executive officers served as a director or member of the compensation committee, or any other committee serving an equivalent function, of any other entity that has an executive officer who is serving or during 2007 served as a director or member of the Compensation Committee of the Company.

The Compensation Committee Report.

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis set forth below under the heading Executive Compensation.  Based on that review and those discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K and in this Proxy Statement.

Submitted by the members of the Compensation Committee on April __, 2008

Robert W. Frickel, Chairman
John D. Abernathy
Donald P. Fusilli, Jr.

The Corporate Governance & Nominating Committee.  The members of the Corporate Governance & Nominating Committee are David R. A. Steadman, Chairman, Robert W. Frickel and Milton L. Scott.  The Corporate Governance & Nominating Committee held four meetings in 2007.  The Corporate Governance & Nominating Committee has a charter that is posted on the Company's website at www.sterlingconstructionco.com.

The Corporate Governance & Nominating Committee assists the Board in fulfilling its responsibility for corporate governance and in particular has the responsibility to —

•	Develop and recommend to the Board appropriate corporate governance principles and rules;

•	Recommend appropriate policies and procedures to ensure the effective functioning of the Board;

•	Identify and nominate qualified candidates for election to the Board and its committees;

•	Recommend directors for membership on Board committees;

•	Develop and make recommendations to the Board regarding standards and processes for determining the independence of directors under applicable laws, rules and regulations;

•	Develop and oversee the operation of an orientation program for new directors and determine whether and what form and level of continuing education for directors is appropriate;

•
Periodically review the Company's Code of Business Conduct & Ethics and its Insider Trading Policy to ensure that they remain responsive both to legal requirements and to the nature and size of the business; and

•
With the advice of the Chairman of the Compensation Committee, make recommendations to the Board of Directors for the remuneration for non-employee directors and for committee members and committee chairpersons.

Compensation of Directors.

The Company does not pay additional compensation for serving on the Board of Directors to directors who are employees of the Company, namely Messrs. Manning, Harper and through October 2007, Mr. Hemsley.  The following table contains information concerning the compensation paid for 2007 to non-employee directors.  All dollar numbers are rounded to the nearest dollar.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1)(3) ($)	Total(2) ($)
John D. Abernathy (Lead director) Chairman of the Audit Committee Member of the Compensation Committee	$33,300	$35,000	$68,300
Robert W. Frickel Chairman of the Compensation Committee Member of the Corporate Governance & Nominating Committee	$21,700	$35,000	$56,700
Donald P. Fusilli, Jr. Member of the Audit Committee Member of the Compensation Committee	$17,350	$35,000	$52,350
Maarten D. Hemsley (for November and December 2007)	$5,550	—	$5,550
Christopher H. B. Mills	$12,600	$35,000	$47,600
Milton L. Scott Member of the Audit Committee Member of the Corporate Governance & Nominating Committee	$23,400	$35,000	$58,400
David R. A. Steadman Chairman of the Corporate Governance & Nominating Committee Member of the Audit Committee	$24,600	$35,000	$59,600

(1)
The aggregate value of these restricted stock awards was $210,000, including $140,000 recognized in 2007 for financial reporting purposes in accordance with FAS 123R.  No amounts earned by a director have been capitalized on the balance sheet for 2007.  The cost does not reflect any estimates made for financial statement reporting purposes of future forfeitures related to service-based vesting conditions.  The valuation of the awards was made on the equity valuation assumptions described in Note 8 of Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-K, which accompanies this Proxy Statement.  None of the awards has been forfeited to date.

(2)
During 2007, none of the non-employee directors received any other compensation for any service provided to the Company.  All directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the Board and Board committees.  Directors living outside of North America, currently only Mr. Mills, have the option of attending regularly-scheduled in-person meetings by telephone, and if they choose to do so, they are paid an attendance fee as if they had attended in person.

(3)
The following table shows for each non-employee director the grant date fair value of each stock award that has been expensed, the aggregate number of shares of stock awarded, and the number of shares underlying stock options that were outstanding on December 31, 2007.

Name	Grant Date	Securities Underlying Option Awards Outstanding at December 31, 2007 (#)	Aggregate Stock Awards Outstanding at December 31, 2007 (#)	Grant Date Fair Value of Stock and Option Awards ($)
John D. Abernathy	5/1/1998	3,000		†
	5/1/1999	3,000		†
	5/1/2000	3,000		†
	5/1/2001	1,166		†
	7/23/2001	12,000		57,600
	5/19/2005	5,000		27,950
	5/7/2007		1,598	35,000
Total		27,166	1,598	N/A

Name	Grant Date	Securities Underlying Option Awards Outstanding at December 31, 2007 (#)	Aggregate Stock Awards Outstanding at December 31, 2007 (#)	Grant Date Fair Value of Stock and Option Awards ($)
Robert W. Frickel	7/23/2001	12,000		57,600
	5/19/2005	5,000		27,950
	5/7/2007		1,598	35,000
Total		17,000	1,598	120,550
Donald P. Fusilli, Jr.	5/7/2007	—	1,598	35,000
Maarten D. Hemsley	7/18/2007	2,800		27,640
	7/18/2006	2,800		45,917
	7/18/2005	2,800		17,534
	8/12/2004	5,000		12,762
	1/13/1998	75,000		†
Total		88,400		N/A
Christopher H. B. Mills	5/19/2005	5,000		27,950
	5/7/2007		1,598	35,000
Total		5,000	1,598	62,950
Milton L. Scott	5/7/2007		1,598	35,000
David R. A. Steadman	5/19/2005	5,000		27,950
	5/7/2007		1,598	35,000
Total		5,000	1,598	62,950

†	These options were not expensed

Standard Director Compensation Arrangements.  The following table shows the standard compensation arrangements for non-employee directors that were adopted by the Corporate Governance & Nominating Committee of the Board on May 10, 2006.

Annual Fees
Annual Fees	Each Non-Employee Director
$7,500
An award (on the date of each
Annual Meeting of Stockholders) of restricted stock that has an accounting income charge under FAS 123R of $35,000 per grant.*

Additional Annual Fees for Committee Chairmen
Chairman of the Audit Committee	$7,500
Chairman of the Compensation Committee	$2,500
Chairman of the Corporate Governance & Nominating Committee	$2,500
Meeting Fees
In-Person Meetings	Per Director, Per Meeting
Board Meetings	$1,500

Committee Meetings
Audit Committee Meetings
on the same day as a Board meeting	$1,000
on a day other than a Board meeting day	$1,500
Other Committee Meetings
on the same day as a Board meeting	$500
on a day other than a Board meeting day	$750
Telephonic Meetings (Board & committee meetings)
One hour or longer	$1,000
Less than one hour	$300

*
The shares awarded are restricted because they may not be sold, assigned, transferred, pledged or otherwise disposed of until the restrictions expire.  The restrictions for the award made on May 7, 2007 expire on the day before the 2008 Annual Meeting of Stockholders, but earlier if the director dies or becomes disabled or if there is a change in control of the Company.  The shares are forfeited if before the restrictions expire, the director ceases to be a director other than because of his death or disability.

STOCK OWNERSHIP INFORMATION

Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth certain information at February 15, 2008 about the beneficial ownership of shares of the Company's common stock by each person or entity known to the Company to own beneficially more than 5% of the outstanding shares of common stock; by each director; by each executive officer named below in the section entitled Summary Compensation Table for 2007; and by all directors and executive officers as a group.  The Company has no other class of equity securities outstanding.

Based on information furnished by the beneficial owners, the Company believes that those owners have sole investment and voting power over the shares of common stock shown as beneficially owned by them, except as stated otherwise in the footnotes to the table.

Rule 13d-3(d)(1) of the Securities Exchange Act of 1934 requires that the percentages listed in the following table assume for each person or group the acquisition of all shares that the person or group can acquire within sixty days of February 15, 2008, for instance by the exercise of a stock option, but not the acquisition of the shares that can be acquired in that period by any other person or group listed.

Except for Mr. Mills and the entities listed below, the address of each person is the address of the Company.

Name and Address of Beneficial Owner	Number of Outstanding Shares of Common Stock Owned		Shares Subject to Purchase*	Total Beneficial Ownership	Percent of Class
North Atlantic Smaller Companies Investment Trust plc (or NASCIT) ℅ North Atlantic Value LLP, Ryder Court, 14 Ryder Street, London SW1Y 6QB, England	500,000	(1)	—	500,000	3.82%
North Atlantic Value LLP (or NAV) Ryder Court, 14 Ryder Street, London SW1Y 6QB, England	500,000	(1)	—	500,000	3.82%
John D. Abernathy	29,801	(2)	27,166	56,967	†

Name and Address of Beneficial Owner	Number of Outstanding Shares of Common Stock Owned		Shares Subject to Purchase*		Total Beneficial Ownership		Percent of Class
Robert W. Frickel	64,805	(2)	17,000		81,805		†
Donald P. Fusilli, Jr.	1,598	(2)	—		1,598		†
Joseph P. Harper, Sr.	550,141	(3)	172,574		722,715		4.20%
Maarten D. Hemsley	246,924	(4)	88,400		335,324		2.08%
Patrick T. Manning	132,500	(5)	65,120		197,620		1.01%
Christopher H. B. Mills ℅ North Atlantic Value LLP, Ryder Court, 14 Ryder Street, London SW1Y 6QB, England	514,805	(2)(6)	5,000		519,805		3.93%
Milton L. Scott	2,805	(2)	—		2,805		†
David R. A. Steadman	16,805	(2)	5,000		21,805		†
All directors and executive officers as a group (10 persons)	1,573,047	(7)	382,780	(7)	1,955827	(7)	14.57%

*	These are the shares that the entity or person can acquire within sixty days of February 15, 2008.

†	Less than one percent.

(1)
According to a Form 13G/A (Amendment No. 4) filed with the Securities and Exchange Commission on February 7, 2008, each of NASCIT, NAV and Mr. Mills have shared voting and investment power over these shares.

(2)
This number includes, or in the case of Mr. Fusilli, consists entirely of, 1,598 restricted shares awarded to non-employee directors described above in footnote (1) to the table of directors' compensation in 2007 under the heading Compensation of Directors.  The restrictions expire on the day preceding the 2008 Annual Meeting of Stockholders, but earlier if the director dies or becomes disabled or if there is a change in control of the Company.  The shares are forfeited before the expiration of the restrictions if the director ceases to be a director other than because of his death or disability.

(3)	This number includes 8,000 shares held by Mr. Harper as custodian for his grandchildren.

(4)	This number includes 10,000 shares owned by the Maarten and Mavis Hemsley Family Foundation as to which Mr. Hemsley has shared voting and investment power with his wife and two daughters.

(5)	Of these shares 100,000 have been pledged to Mr. Manning's broker to secure a line of credit with the broker of up to $1.5 million.

(6)
This number consists of the 500,000 shares owned by NASCIT; 13,207 shares owned by Mr. Mills personally over which he claims sole voting and investment power; and the 1,598 restricted shares the Company awarded to each non-employee director described above in footnote (2).

(7)	See the footnotes above for a description of certain of the shares included in this total.

Section 16(a) Beneficial Ownership Reporting Compliance.

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of the Company’s equity securities, or insiders, to file with the Securities and Exchange Commission (SEC) reports of beneficial ownership of those securities and certain changes in beneficial ownership on Forms 3, 4 and 5, and to give the Company a copy of those reports.

Based solely upon a review of Forms 3 and 4 and amendments to them furnished to the Company during 2007, any Forms 5 and amendments to them furnished to the Company relating to 2007, and any written representations that no Form 5 is required, all Section 16(a) filing requirements applicable to the Company’s insiders were satisfied except as follows:

Mr. Fusilli failed to timely file a Form 3, which was required by his election as a director of the Company on March 14, 2007.  His Form 3 was filed with the SEC on April 10, 2007.

In September 2007, Mr. Hemsley failed to timely file a Form 4 covering sales on September 10 and September 18, 2007 totaling 14,000 shares of the Company's common stock.  A Form 4 reporting those sales was filed with the SEC on October 1, 2007.

In August 2007, Mr. Mills shared voting and investment power over 600,000 shares of the Company's common stock with North Atlantic Smaller Companies Investment Trust plc, or NASCIT, of which he is chief executive officer.  Mr. Mills failed to timely file a Form 4 covering sales by NASCIT on August 14, 2007 of 200 shares.  A Form 4 reporting that sale was filed with the SEC on August 21, 2007.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis.

Introduction.  This discussion and analysis of executive compensation is designed to show how and why the compensation of the named executive officers was determined.  Their compensation is determined by the Compensation Committee of the Board of Directors, or the Committee, whose members are three independent directors of the Company.

During the first half of 2007, the Company compensated Messrs. Manning and Harper under three-year employment agreements that expired on July 18, 2007, referred to as the prior agreements.  During the second half of 2007, the Company compensated Messrs. Manning and Harper under employment agreements entered into as of July 19, 2007, referred to as the new agreements.  The Company hired Mr. Allen in July 2007 and has compensated him since then under the terms of his employment agreement, which contains essentially the same basic terms as those of Messrs. Manning and Harper except for compensation levels.

Mr. Hemsley's employment agreement was to expire on July 18, 2007 as well, but the Committee extended its term through October 31, 2007 in order to provide a transition period for Mr. Allen, who became Chief Financial Officer on August 10, 2007.  Following the expiration of Mr. Hemsley's employment agreement, he ceased to be an employee, but remains a director of the Company.

Compensation Objectives.  The Committee's compensation objectives for each of the named executive officers as well as for other management employees is to provide the employee with a rate of pay for the work he does that is appropriate in comparison to similar companies in the industry and that is considered fair by the executive; to give the executive a significant incentive to make the Company financially successful; and to give him an incentive to remain with the Company.

Employment Agreements.  The Company believes that compensating an executive under an employment agreement has the benefit of assuring the executive of continuity, both as to his employment and the amounts and elements of his compensation.  At the same time, an employment agreement gives the Company some assurance that the executive will remain with the Company for the duration of the agreement and enables the Company to budget salary costs over the term of the agreement.  All elements of the compensation of the named executive officers are paid according to the terms of their employment agreements.

The Prior Agreements.  Under the prior agreements, executive compensation has three main elements: a salary paid in cash, an annual cash incentive bonus, in which payment is contingent on the Company's financial performance, and a long-term equity element that the Company provides through the award of options to purchase the Company's common stock.

Elements of Compensation.  Salary is intended to reward the executive for his current, day-to-day work.  The cash incentive bonus is intended to be a reward for the executive's contribution to the financial success of the Company in a given year.  Awards of equity are intended to create a longer-term incentive for the executive to remain with the Company because the benefit is realized, if at all, over a multi-year period.

Compensation Levels.  The Committee based the salary levels under the prior agreements primarily on the executive's prior salary and his level of responsibility in the Company.  Before entering into the prior agreements, the Committee made a relatively informal review of publicly-available industry trade publications to ensure that the executives' compensation fell within the range of comparable companies, both as to salary and as to incentive compensation.

The amount of the cash incentive bonus for Messrs. Manning, Harper and Hemsley under the prior agreements is based on the annual budgeted earnings before payment of interest charges, taxes, and charges for depreciation and amortization, referred to as EBITDA, and the extent to which the budget is achieved or exceeded.

EBITDA is defined as annual net income determined in accordance with generally accepted accounting principles —

Plus	Interest expense for the period;

Plus	Depreciation and amortization expense for the period;

Plus	Federal and state income tax expense incurred for the period;

Plus	Extraordinary items (to the extent negative) if any, for the period;

Plus	Any and all fees paid to Menai Capital, LLC, and any fees paid to non-employee directors;

Plus	Any and all parent-company charges for corporate overhead or similar non-operating charges;

Minus	Extraordinary items (to the extent positive) if any; and

Minus	Interest income for the period.

In the case of Messrs. Manning and Harper, the EBITDA of the Company's operating subsidiary Texas Sterling Construction Co., or TSC, is used, and in the case of Mr. Hemsley, the EBITDA of the Company on a consolidated basis is used.  The budgeted EBITDA for each year must have been approved by the Board of Directors, which has a majority of directors who are not employees of the Company.  The cash incentive bonus plan does not have any portion based on the executive's achievement of personal goals or objectives.

For Messrs. Manning and Harper, the cash incentive bonus plan has a discretionary element that comes into effect if EBITDA exceeds a predetermined percentage of budgeted EBITDA.  In exercising this discretion, members of the Committee use their personal judgment of appropriate amounts after taking into account information about the executive's work during the year, his past compensation, his perceived contribution to the Company generally, his level of responsibility, and any notable individual achievements or failings in the year in question.

For Mr. Hemsley, any additional cash incentive bonus above that earned upon the achievement of the budgeted EBITDA target is in the discretion of the Committee.  In exercising its discretion, the Committee takes into account the Company's consolidated financial results, the number of non-routine business transactions to which Mr. Hemsley devoted substantial time during the year and any other matters the Committee deems relevant.

The Committee believes that the award of an option to buy the Company's common stock is a long-term element of compensation because on the date of the award, the exercise price, or purchase price, of the shares subject to the option is the same as the price of those shares on the open market.  Since the recipient of a stock option will only realize its value if the market price of the shares increases over the life of the option, the award gives the executive an incentive to remain with the Company.

When the prior employment agreements of Messrs. Manning and Harper were negotiated in July 2004, they each agreed to accept stock option awards over the life of the agreement in place of a portion of their salary to save the Company cash.  To accomplish this, the prior agreements provide for annual stock option awards that are larger than would otherwise have been made.

Under the prior agreements, the Company paid Messrs. Manning and Harper car allowances to reflect the fact that they use their own automobiles for business purposes, such as visiting construction sites, attending meetings with customers and providing transportation to out-of-town business colleagues.  The Company paid their country club dues because the clubs are often used for business purposes and as accommodation for out-of-town business colleagues.  The payment of Mr. Hemsley's term life insurance and long-term disability insurance premiums is a benefit that the Company has provided to him for many years and was continued because of that fact.

The New Agreements.  In anticipation of the expiration of the prior agreements, in May 2007, the Committee began a discussion of new employment agreements for Messrs. Manning and Harper.

The Committee's starting point was a written salary and cash incentive bonus proposal from Messrs. Manning and Harper for themselves and for the five senior managers of TSC.  In connection with the proposal, Messrs. Manning and Harper stressed the importance of a team approach to compensation, which is designed to avoid the disruptive influence of variations in compensation levels between managers of equal importance and responsibility.  The Committee discussed management's proposal in the course of several meetings.  No member of senior management, including Messrs Manning or Harper, was present at any of the Committee's deliberations and discussions.

Compensation Principles and Policies.  In the course of their discussions, members of the Committee came to a consensus on the following general compensation principles as a guide for their further discussion of the compensation of Messrs. Manning, Harper and Allen as well as of the five senior managers of TSC:

•	Compensation should consist of two main elements, base salary and cash incentive bonus for the reasons discussed above.

•
Equity compensation should not be an element of compensation for executives who already hold a substantial number of shares of the Company's common stock or options to purchase a substantial number of shares of common stock, or both.

•
The cash incentive bonus element of compensation should be divided into two parts: one part, 60%, of the incentive bonus based on the achievement by the Company, on a consolidated basis, of financial goals, and the other part, 40%, based on the achievement by the executive of personal goals and objectives to be established annually by the Committee in consultation with the executive.

•
Perquisites such as car allowances, reimbursement of club dues and the like should not be an element of compensation because salaries are designed to be sufficient for the executive to pay these items personally.

•	The Committee should determine at the end of each year the extent to which each of Messrs. Manning, Harper and Allen have achieved his personal goals as provided in the committee’s charter.

•	In determining individual compensation levels, the Committee should take into account, among other things, the following:

o	The elimination of stock options as an element of compensation (except for Mr. Allen, who is a new employee.)

o	The executives' existing salaries.

o	Salaries of comparable executives in the industry.

o	Wage inflation from 2004 through 2007, to the extent applicable.

o	The Company's growth since July 2004 when the prior agreements became effective and the resulting increase in senior management responsibilities.

o	The total amount that is appropriate for the Company to allocate to the compensation of all seven members of the Company's senior management given the Company's size and industry.

o	The elimination of perquisites.

Compensation Consultant.  To assist them in evaluating management's proposed salary and bonus structure, in May 2007, the Committee authorized its Chairman to retain the services of Hay Group, a large firm that performs a number of consulting services, including the benchmarking of executive compensation.  The Committee's Chairman instructed Hay Group to prepare an analysis of the levels of compensation payable under the prior agreements to Messrs. Manning, Harper and the five senior managers of TSC, and to compare them to a representative group of similar companies.  Mr. Allen joined the Company in July 2007 just before Hay Group's report was finished and as a result, its analysis did not cover his compensation.

The peer group was selected by Hay Group in consultation with the Chairman of the Committee and Messrs. Manning and Harper.  The peer group consisted of eight engineering and construction companies with 2006 revenues of between $85 million and $651 million.  The following is a list of companies in the peer group:

Devcon International Corp.
Furmanite Corporation
Modtech Holdings Inc.
Meadow Valley Corporation
SPARTA, Inc. (Delaware)
Great Lakes Dredge & Dock Company
Insituform Technologies Inc.
Michael Baker Corporation

The Committee determined that although these companies are in different areas of the construction and engineering industry, they present an appropriate range in size and types of construction-related businesses to which to compare the Company.

After distributing its report to members of the Committee, two representatives of Hay Group reviewed its findings in detail at a meeting of the Committee held at the end of July 2007.   Hay Group performed no other services for the Committee.  Because of the work it did for the Committee, the Corporate Governance & Nominating Committee retained Hay Group to do a similar analysis and report on non-employee director compensation.

The following is a summary of the Hay Group's Executive Compensation Report:

•
Except for net income, the Company is at or about the median of the peer group in sales, assets, market capitalization and number of employees.  In total shareholder return, growth in income before interest and taxes, and return on investment, the Company is ahead of the peer group.

•	The Company's 2006 net income was above the peer group and its stockholders' equity was 135% of the peer-group median.

•
Using the peer group, the base salaries of Messrs. Manning and Harper under the prior agreements were 64% and 81%, of the median, respectively; the sum of their base salaries and annual incentive awards were 130% and 150% of the median, respectively; and their total direct compensation (which includes equity compensation) was 86% and 93% of the median, respectively.

•
Using Hay Group's so called national general industry database updated to July 2007, the prior agreements' base salaries of Messrs. Manning and Harper were below the median, 91% and 81% respectively, but their total cash compensation was above the median, 144% and 132%, respectively.

These numbers demonstrated to the Committee that it is the financial success of the Company that causes the total compensation of Messrs. Manning and Harper to be above the median.

Compensation Levels.  It was the consensus of the Committee that both the salary and cash incentive bonus levels of Messrs. Manning and Harper should be significantly above the peer-group median to reflect the following:

•	The Company's excellent, above-median performance in net income and stockholders' equity;

•	The growth of the Company since 2004 and the resulting increase in the complexity of the business; and

•	The elimination of equity as an element of compensation.

To account for the elimination of long-standing perquisites, the Committee added $25,000 to the proposed base salaries of both executives.  In addition, the Committee took into account the fact that under the accounting rules of FAS 123R, the elimination of equity compensation causes the proposed $3.41 million of total compensation for the seven-person management group consisting of Messrs. Manning, Harper and the five TSC senior managers, to be below the total of prior years.

Because of management's expressed desire for a team concept of compensation, the Committee agreed with Messrs. Manning's and Harper's proposal that their salaries and cash incentive bonuses be the same, reflecting their belief that each has different but equal levels of responsibility and expertise.

The Committee determined that performance-based compensation should be approximately equal to base salary after disregarding the $25,000 that represents the elimination of perquisites.  In the case of Mr. Allen, his performance-based compensation when combined with his equity compensation is approximately 60% of his base salary.

As noted above, Mr. Allen's compensation was not a subject of Hay Group's report because he joined the Company just before the report was presented.  The Committee established his salary based on a number of factors, including Mr. Allen's thirty years of experience in Houston with a major public accounting firm, including nineteen years of concentration in the construction industry; his financial and business experience; the compensation package requested by Mr. Allen; and Committee members' own judgment of what are reasonable levels of compensation.  The Committee granted him the stock option described above so that like other members of senior management, he would have a long-term equity interest in the Company.  The Committee determined that Mr. Allen would be compensated under the same form of employment agreement as the one eventually agreed upon with Messrs. Manning and Harper.

Cash Incentive Bonus Performance Goals.  The Committee's first inclination was to have cash incentive bonuses tied solely to a financial measurement found in the Company's annual financial statements.  Mr. Harper advised the Committee that EBITDA was used in the past as a measure of financial performance because it was the number on which management believes that its performance has the most direct effect.  Mr. Harper also noted that the threshold for bonus achievement was 75% instead of 100% of budgeted EBITDA because base salaries were set at a relatively low level, a fact supported by the Hay Group report.  The relatively easily achieved cash incentive bonus together with base salary was intended to yield fair base compensation, but was also intended to conserve cash by keeping salaries low in years in which the Company had especially poor financial performance and did not even achieve 75% of budgeted EBITDA.

The Committee agreed to maintain this concept, but determined that it would be better structured by revising the base salary arrangements.  The Committee divided base salary into two parts; the larger part to be paid in periodic installments through the payroll system, or base payroll salary, and the balance to be deferred (base deferred salary) to be paid in a lump sum after year end only if 75% of budgeted EBITDA is achieved.  EBITDA is defined in the new agreements in the same way as in the prior agreements, described above.

In keeping with its principle of basing 60% of the cash incentive bonus on the achievement of a financial measurement that can be determined by direct reference to the Company's financial statements, the Committee decided to use budgeted earnings-per-share in the belief that it is a measure that most directly affects a stockholder's investment in the Company.

2007 Transition Terms.  The new agreements provide that the cash incentive bonuses for 2007 under the prior agreements and the base deferred salaries under the new agreements are to be prorated based on the number of days during 2007 that each agreement was in effect.  In 2007, the Company achieved the 75% of budgeted EBITDA goal, so that each of Messrs. Manning and Harper earned a portion of the cash incentive bonus provided for in the prior agreements and a portion of the base deferred salary provided for under the new agreements.  No such transition terms are applicable to Mr. Hemsley's bonus. Mr. Allen's base deferred salary is prorated based on the number of days during 2007 that he was an employee.

The new agreements also provide that cash incentive bonuses for 2007 will be based solely on the terms of the new agreements.  Although the new employment agreements became effective as of July 19, 2007, they were not completed and signed until early January 2008.  As a result, no 2007 personal goals and objectives were established for Messrs. Manning, Harper or Allen.  In light of this, the Committee agreed that the award of any or all of the portion of the cash incentive bonus (40%) that would have been based on the achievement of 2007 personal goals and objectives would be solely in the discretion of the Committee.

Termination Events.  The obligations of the Company under the new employment agreements in the event of the termination of the employment of the named executive officers or a change in control of the Company are described in detail in the section entitled Potential Payments Upon Termination and Change-in-Control, below.

The Committee's principle in setting termination provisions was based on the belief that absent a termination for cause, an employee should at least receive the base deferred salary and cash incentive bonus that he would have earned had his employment not terminated, prorated for the portion of the year that he was an employee.  The Committee made an exception to this in the event the executive voluntarily resigns, in which case the Committee determined that payment of any cash incentive bonus is not warranted because incentive bonuses in part are designed to encourage the employee to remain in the Company's employ.

In the event that termination is by the Company without cause or because of an uncured breach by the Company of the employment agreement, the executive should also receive the benefit of his base salary for the balance of the term of the agreement, but at least for twelve months.

The Committee did not believe that any special payments should be made to executives in the event of a change in control of the Company because the protections afforded by their employment agreements against termination without cause are unaffected by a change in control.  The executives' stock options by their terms vest in full in the event of a change in control.  The acceleration of vesting is based on the assumption that a change in control often results in a change in senior management.  Absent accelerated vesting, a termination without cause after a change in control could unfairly reduce or eliminate the benefit of a stock option depending on when the change occurs.  If the executive is terminated for cause, all of the executives' stock options immediately terminate.

2007 Cash Bonus and Incentive Awards.  In 2007, the Company achieved both its budgeted EBITDA and its earnings-per-share goals.  As a result, each of Messrs. Manning and Harper became entitled to the prorated portion of his bonus under the prior agreements and his base deferred salary under the new agreements as well as 60% of the cash incentive bonus under the new agreements.  In the exercise of its discretion, the Committee in February, 2007 awarded each of Messrs. Manning and Harper the entire 40% balance of their cash incentive bonuses.  Although Mr. Allen's employment agreement provides that for 2007 his maximum base deferred salary and cash incentive bonus are to be prorated based on the 46% of the year in which he was an employee, the Committee nevertheless awarded Mr. Allen two-thirds of his annual base deferred salary and maximum cash incentive bonus.

In exercising its discretion, the Committee took into account the following 2007 accomplishments by the Company, in each of which Messrs. Manning, Harper and Allen played a significant role:

•	In spite of adverse weather conditions in 2007, the achievement of budgeted EBITDA and earnings per share goals.

•	The completion of a major acquisition (RHB);

•	The completion of a refinancing of the Company's revolving line of credit; and

•	The completion of a public offering of 1.8 million shares of the Company's common stock.

The Committee awarded Mr. Barzun a discretionary cash incentive bonus of $75,000 based on the significant role he also played in the acquisition, the refinancing and the public offering, all of those transactions being outside his normal duties as General Counsel, and increased his annual salary to $75,000.

Because the Company in 2007 achieved 75% of EBITDA, the Committee awarded Mr. Hemsley a cash incentive bonus of $50,000 as provided in his employment agreement.

All cash incentive bonuses, including base deferred salary payments for 2007, are more fully described in the following sections:

•	Employment Agreements of Named Executive Officers

•	Summary Compensation Table for 2007

•	Grants of Plan-Based Awards for 2007

Employment Agreements of Named Executive Officers.

During 2007, Messrs. Manning, Harper and Hemsley were compensated under similar employment agreements that expired on July 18, 2007 (the prior agreements) except that in the case of Mr. Hemsley, the Compensation Committee, or the Committee, extended the expiration date of his agreement through October 31, 2007, when he ceased to be an employee of the Company.  Mr. Allen became an employee of the Company on July 16, 2007 and was elected Senior Vice President & Chief Financial Officer effective August 10, 2007.

Effective July 2007, Messrs. Manning, Harper and Allen entered into new employment agreements with the Company (the new employment agreements).  In the case of Messrs. Manning and Harper, the new agreements became effective with the expiration of their prior agreements.

The Prior Agreements.  The following table describes the material financial features of each of the prior employment agreements.

	Mr. Manning	Mr. Harper	Mr. Hemsley
Base Salary	$240,000	$215,000	$135,000
Threshold Cash Incentive Bonus(1)	$125,000	$125,000	$50,000
Maximum Additional Cash Incentive Bonus(1)	$240,000	$215,000	$75,000
Annual Option Grant (Shares) (2)	10,000	10,000	2,800
Vacation Time	(3)	(3)	Not specified
Benefits Paid by the Company(4)
Car Allowance	$700/month	$700/month	No
Country Club Dues	Yes	Yes	No
Payment of Commuting Expenses	Yes	Yes	No
Company-Paid Long-Term Disability Insurance	No	No	$7,500/month benefit
Company-Paid Term Life Insurance	No	No	$100,000 death benefit

(1)
This cash incentive bonus was based on the financial performance of TSC for Messrs. Manning and Harper, and of the Company for Mr. Hemsley.  The calculation of the cash incentive bonus and the additional cash incentive bonus is described below in footnote (1) to the table of Grants of Plan-Based Awards for 2007.

(2)	The terms of these stock options are described below in footnote (2) to the table of Grants of Plan-Based Awards for 2007.

(3)
Mr. Manning was entitled to eight weeks of vacation per year and Mr. Harper was entitled to 18 weeks of vacation each year.  Mr. Harper could take additional vacation by forfeiting salary at the rate of $4,000 per week and he could forfeit his vacation time and be paid for it at the rate of $4,000 per week.

(4)	For the Company's cost of these benefits in 2007, see footnote (3) of the Summary Compensation Table for 2007, below.

The New Agreements.  The new employment agreements of Messrs. Manning, Harper and Allen became effective in July 2007 and expire on December 31, 2010.  The following table describes the material financial features of each of the new employment agreements.

	Mr. Manning	Mr. Harper	Mr. Allen
Base Salary	$365,000	$365,000	$250,000

Base Deferred Salary	$162,500	$162,500	$75,000

	Mr. Manning	Mr. Harper	Mr. Allen
Maximum Incentive Bonus	$162,500	$162,500	$75,000

Equity Compensation	None	None	13,707-share stock option award (1)

Vacation	Discretionary (2)	Discretionary (2)	5 weeks

Benefits Paid by the Company	None	None	None(3)

(1)	The terms of this August 7, 2007 stock option are described below in the section entitled Grants of Plan-Based Awards for 2007.

(2)	The executive is entitled to take so many days vacation per year as he believes is appropriate in light of the needs of the business.

(3)
When he joined the Company, the Company, at Mr. Allen's request, agreed that he would continue his then current health plan rather than participate in the Company's health plan and would be reimbursed for up to $1,000 of the monthly premiums.  This arrangement is less expensive for the Company than if Mr. Allen had joined the Company's health plan.

Mr. Barzun's Employment Agreement.  Mr. Barzun's employment agreement became effective in March 2006 and continues until terminated by the Company or by Mr. Barzun.  His base salary in 2007 under the terms of the employment agreement was $62,500, subject to merit increases, and an annual cash incentive bonus in the discretion of the Committee.  Because he is a part-time employee, there is no provision in his agreement for paid vacation time.

All of the foregoing agreements provide for the election of the executive to his current positions with the Company.  The new employment agreements of Messrs. Manning, Harper and Allen provide that they may not compete with the Company after termination of employment for a period of twelve months or for the period, if any, during which the Company is obligated to continue to pay him his base payroll salary, whichever period is longer.

Potential Payments upon Termination or Change-in-Control.

The following table describes the payment and other obligations of the Company and the named executive officers under the new agreements in the event of a termination of employment or a change in control of the Company.  The table also shows the estimated cost to the Company had the executive's employment been terminated on December 31, 2007.

Patrick T. Manning, Joseph P. Harper, Sr.& James H. Allen, Jr.

Event	Payment and/or Other Obligations *
1.Termination by the Company without cause(1)
The Company must —
•  Continue to pay the executive his base salary for the balance of the term of his employment agreement or for one year, whichever period is longer;
•  Continue to cover him under its medical and dental plans provided the executive reimburses the Company the COBRA cost thereof, in which event the Company must reimburse the amount of the COBRA payments to the executive; and
•  Pay him a portion of any base deferred salary and cash incentive bonus that he would have earned had he remained an employee of the Company through the end of the calendar year in which his employment is terminated, based on the number of days during the year that he was an employee of the Company.

Event	Payment and/or Other Obligations *
Estimated December 31, 2007 termination payments: Messrs. Manning & Harper (each)	$1,095,000 in monthly installments plus COBRA payment reimbursement, which currently would be approximately $48,400 for Mr. Manning and $29,200 for Mr. Harper for the three year-period.

Mr. Allen	$786,000 in monthly installments
2.Termination by reason of the executive's death
The Company is obligated to pay the executive a portion of any base deferred salary and of any cash incentive bonus that he would have earned had he remained an employee of the Company through the end of the calendar year in which his employment terminated, based on the number of days during the year that he was an employee of the Company.

Estimated termination payments:	None
3.Termination by the Company for cause(1)
The Company is required to pay the executive any accrued but unpaid base payroll salary through the date of termination and any other legally-required payments through that date.
All of the executive's stock options terminate.

Estimated termination payments:	None
4.Involuntary resignation of the executive (2)	An involuntary resignation, also known as a constructive termination, is treated under the agreement as a termination by the Company without cause.

Estimated termination payments:	See Event 1, above.
5.Voluntary resignation by the executive
The Company is obligated to pay the executive a portion of any base deferred salary that he would have earned had he remained an employee of the Company through the end of the calendar year in which he resigned, based on the number of days during the year that he was an employee of the Company.

Estimated December 31, 2007 termination payments:	None
6.A change in control of the Company.
All the executives' unexercisable in-the-money stock options become exercisable in full and at December 31, 2007,  had the following value based upon their market value at that date less their exercise price:
Mr. Manning                        $43,883
Mr. Harper                              $4,536
Mr. Allen                               $38,791
    Mr. Barzun                              $3,024

*	The base payroll salaries, base deferred salaries and cash incentive bonus eligibility of the executives are set forth above under the heading Employment Agreements of Named Executive Officers.

(1)
The term cause is defined in the employment agreements and means what is commonly referred to as cause in employment matters, such as gross negligence, dishonesty, insubordination, inadequate performance of responsibilities after notice and the like.  A termination without cause is a termination for any reason other than for cause, death or voluntary resignation.

(2)
The executive is entitled to resign in the event that the Company commits a material breach of a material provision of his employment agreement and fails to cure the breach within thirty days, or, if the nature of the breach is one that cannot practicably be cured in thirty days, if the Company fails to diligently and in good faith commence a cure of the breach within the thirty-day period.

Roger M. Barzun.  In the event that Mr. Barzun's employment is terminated for cause, the Company is only obligated to pay him his salary through the date of termination and his outstanding options terminate on that date.  In the event that his employment is terminated without cause, or by reason of his death or permanent disability, the Company is obligated to pay him his salary then in effect for a period of six months, which at December 31, 2007 would be $31,250, and to pay him within thirty days of his termination a portion of any cash incentive bonus to which he would otherwise have been entitled had his employment not been terminated, based on the number of days during the year that he was an employee of the Company.  For purposes of determining the amount of the cash incentive bonus to which he would have been entitled, the Company is required to make such reasonable assumptions as it determines in good faith.  In the event of a change in control of the Company, all of Mr. Barzun’s options become exercisable in full.

Maarten D. Hemsley.  As already noted, Mr. Hemsley's employment terminated on October 31, 2007 by reason of his voluntary resignation with the result that no termination payments were made to him.

Summary Compensation Table for 2007.

The following table sets forth for calendar years 2006 and 2007 all compensation awarded to, earned by, or paid to, Patrick T. Manning, the Company's principal executive officer; James H. Allen, Jr., its principal financial officer, who joined the Company on July 16, 2007; and Maarten D. Hemsley, its former principal financial officer.

The table also shows the same compensation information of Joseph P. Harper, Sr., the Company's President, Treasurer & Chief Operating Officer, and Roger M. Barzun, its Senior Vice President, Secretary & General Counsel, who are the only other executive officers whose compensation for 2007 exceeded $100,000.

The Company does not pay Messrs. Manning or Harper additional compensation for service on the Board of Directors.  The Company pays compensation to these executive officers according to the terms of their employment agreements.  The amounts include any compensation that was deferred by the executive through contributions to his defined contribution plan account under Section 401(k) of the Internal Revenue Code.  All amounts are rounded to the nearest dollar.

Name and Principal Position	Year	Salary ($)		Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation ($)(3)	Total ($)
Patrick T. Manning	2006	240,000		82,883	341,000	38,950	702,833
Chairman of the Board & Chief Executive Officer (principal executive officer)	2007	296,500		—	325,000	31,258	652,758

Joseph P. Harper, Sr.	2006	235,800	*	82,883	318,500	21,150	658,333
President, Treasurer & Chief Operating Officer	2007	282,500		—	325,000	14,396	621,896

James H. Allen, Jr. Senior Vice President & Chief Financial Officer (principal accounting officer)	2007	115,500		14,553	100,000	865	230,918

Name and Principal Position	Year	Salary ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation ($)(3)	Total ($)
Maarten D. Hemsley	2006	129,808	22,862	117,500	12,350	282,520
Chief Financial Officer (former principal financial officer)	2007	106,500	27,640	50,000	6,823	190,963
Roger M. Barzun Senior Vice President & General Counsel, Secretary	2007	62,500	—	75,000		137,500

*	This includes $20,800 paid to Mr. Harper for foregoing approximately five weeks of the vacation he was entitled to under his prior employment agreement, which expired in July 2007.

(1)
The value of these stock option awards is the total dollar cost of the award recognized by the Company in the year of grant for financial reporting purposes in accordance with FAS 123R.  No amounts earned by the executive officers have been capitalized on the balance sheet for 2007.  The cost does not reflect any estimates made for financial statement reporting purposes of forfeitures by the executive officers related to service-based vesting conditions.

The valuation of these options was made on the equity valuation assumptions described in Note 8 of Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-K, which accompanies this Proxy Statement.  None of the awards has been forfeited.  The following section, entitled Grants of Plan-Based Awards for 2007, contains a description of the basis on which these stock options were awarded and their full grant date fair market value.

(2)
Cash incentive bonuses were calculated and approved by the Committee in March 2007 and February and March 2008.  The bonuses for 2006 were determined in part by the application of a formula found in the prior employment agreement of each executive officer and in part by the Committee exercising its discretion as to the amount of additional cash incentive bonus within the range provided for in his employment agreements.  Footnotes (1) and (2) to the table in the following section, entitled Grants of Plan-Based Awards for 2007, contain a description of the formula and its application.

(3)	The following table shows a breakdown of the amounts shown above in the All Other Compensation column. The dollar amounts are the costs of the items to the Company.

Type of Other Compensation	Year	Mr. Manning	Mr. Harper	Mr. Hemsley	Mr. Allen
Car allowance	2006	$8,400	$8,400	—	—
	2007	$5,000	$5,000	—	—
Expenses of commuting to work	2006	$2,500	$1,800	—	—
	2007	$2,400	$1,750	—	—
Country club dues	2006	$25,000	$4,500	—	—
	2007	$15,000	$3,420	—	—
Company contribution to 401(k)	2006	$3,050	$6,450	$7,500	—
Plan account	2007	$8,858	$4,226	$6,407	$865
Long-term disability insurance	2006	—	—	$4,502	—
premium	2007	—	—	$152	—
Term life insurance premium	2006	—	—	$348	—
	2007	—	—	$264	—

Grants of Plan-Based Awards for 2007.

The following table shows each grant of an award for 2007 to a named executive officer under a Company plan.  The Company did not award any SAR's, stock, restricted stock, restricted stock units, or similar instruments to any of the named executive officers in 2007.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1) ($)			All Other Option Awards: Number of Securities Underlying Options(2) (#)	Exercise or Base Price of Option Awards (3) ($/share)	Grant Date Fair Value of Option Awards(4) ($)
		Threshold	Target	Maximum
Patrick T. Manning	7/19/2007	142,156	239,656	304,656	-0-	N/A	N/A
Joseph P. Harper, Sr.	7/19/2007	142,156	239,656	304,656	-0-	N/A	N/A
James H. Allen, Jr.	8/7/2007	50,000	50,000	100,000	13,707	18.99	$172,692
Maarten D. Hemsley	7/18/2007	50,000	75,000	125,000	2,800	21.60	$27,640
Roger M. Barzun		75,000	75,000	75,000	-0-	N/A	N/A

(1)  Non-Equity Incentive Plan Awards.

Messrs. Manning and Harper.  Under their prior employment agreements, which expired in July 2007, each of Messrs. Manning and Harper is entitled to an annual bonus of $125,000 for any year in which TSC achieves 75% or more of its budgeted EBITDA, which is a term defined in their agreements.  Under their new employment agreements, which took effect upon the expiration of their prior employment agreements, each of them is entitled to what is referred to as a base deferred salary of $162,500 for any year in which the Company, on a consolidated basis, achieves 75% or more of its budgeted EBITDA.  In 2007, both TSC and the Company reached the 75% EBITDA goal.

The transition terms of the new employment agreements provide for the pro-ration of the prior agreement's bonus and the new agreement's base deferred salary based on the number of days during 2007 that each agreement was in effect.  As a result of the pro-ration, the Company paid each executive 54.25% of his bonus under the prior agreement and 45.75% of the base deferred salary under his new agreement.  The sum of these two amounts is the Threshold amount in the table above.

Under the new agreements, the Company agrees to pay each of Messrs. Manning and Harper a cash incentive bonus of up to $162,500.  Sixty percent of the cash incentive bonus is payable for a year in which the Company reaches its budgeted earnings-per-share goal, which it did in 2007.  The sum of the Threshold amount and the 60% portion of the cash incentive bonus is the Target amount in the table above.

Under the same transition terms of the new agreements, the Compensation Committee may pay the 40% balance of the cash incentive bonus for 2007 is in its sole discretion, which it did.  The sum of the Target amount and the 40% portion of the cash incentive bonus is the Maximum amount in the table above.

In subsequent years, the 40% portion of the cash incentive bonus will be payable based on the extent to which the executive achieves his personal goals for the year.

Mr. Allen.  Mr. Allen's employment agreement has the same goal for earning a base deferred salary ($75,000) and a cash incentive bonus ($75,000) as do the new employment agreements of Messrs. Manning and Harper, except that since Mr. Allen was an employee for slightly less than half of 2007, his employment agreement provides for the pro-ration of his base deferred salary and cash incentive bonus based on the 169 days or 46% of 2007 that he was an employee.

As described above in the Compensation Discussion & Analysis, the Compensation Committee decided to award Mr. Allen two-thirds of his base deferred salary and two-thirds of both the 60% earnings-per-share portion and the 40% discretionary portion of his cash incentive bonus.  Accordingly, in the table above, the Threshold amount is two-thirds of Mr. Allen's base deferred salary, the Target amount is the sum of the Threshold amount and two-thirds of the 60% portion of his cash incentive bonus, and the Maximum amount is the sum of the Target amount and two-thirds of the 40% portion of his cash incentive bonus.

Mr. Hemsley.  Under his employment agreement, which expired by extension on October 31, 2007, Mr. Hemsley is entitled to a cash incentive bonus of $50,000 for any year during the term of his agreement in which the Company on a consolidated basis achieves 75% or more of its budgeted EBITDA.  He is also eligible for an additional cash incentive bonus not to exceed $75,000 in the discretion of the Compensation Committee.  In exercising their discretion, members of the Committee are to consider the Company's consolidated financial results for the year in question, the number of non-routine business transactions to which Mr. Hemsley devoted substantial time during the year and such other matters as they considered relevant.  Accordingly, the Maximum amount is the sum of the Threshold and the Target amounts.

Mr. Barzun.  Mr. Barzun's cash incentive bonus for a given year is entirely in the discretion of the Committee and is based on the Company's consolidated financial results for the year, the number of non-routine legal transactions to which he devoted substantial time during the year, and such other matters as the Committee deems relevant.  Accordingly, for Mr. Barzun, his Threshold, Target and Maximum in the table above is the bonus amount awarded to him for 2007.

(2)
Stock Option Awards.  The stock option awards in this column were all granted under the Company's 2001 Stock Incentive Plan.  In addition to the vesting dates of these options, described below, they vest in full if there is a change in control of the Company.

The July 18, 2007 Stock Option Award.

•	This stock option was granted to Mr. Hemsley pursuant to the terms of his employment agreement.

•	The option has a five-year term and vests, or becomes exercisable, in full on the date of grant.

•	The exercise or purchase price of the shares subject to this option is the closing price of the common stock on the NASDAQ Global Select Market on the date of grant.

•
Had Mr. Hemsley's employment been terminated by the Company for cause, which is defined in the stock option agreement, or for good cause, which is defined in his employment agreement, all of his options would have immediately terminated.

•
Because his employment terminated upon the expiration of his employment agreement, he may exercise this stock option from the date it became exercisable through its expiration date.  Mr. Hemsley's employment agreement is described above in the section entitled Employment Agreements of Named Executive Officers.

The August 7, 2007 Stock Option Award.

•	This stock option was awarded by the Committee in the exercise of its discretion in connection with Mr. Allen's election as Senior Vice President & Chief Financial Officer of the Company.

•	The option has a ten-year term and vests, or becomes exercisable, in three substantially equal installments on each of the first three anniversaries of the date of the grant.

•
The exercise price, or purchase price, of the shares subject to this stock option is the closing price of the Company's common stock on August 7, 2007, which was the date of the meeting of the Committee at which the stock option was approved.

•
If Mr. Allen's employment terminates by reason of his permanent disability or death, or if he dies within three months after he ceases to be an employee, then he, his legal representative, his estate, or his beneficiaries (depending on the circumstances of the termination) may exercise the option for a period of one year or until the option's expiration date, whichever comes first, but only for the number of shares that had become exercisable on the date his employment terminated.

•	If Mr. Allen's employment is terminated for cause, which is defined in the option agreement, the option immediately terminates.

•
If Mr. Allen's employment terminates for any other reason, he may exercise the option for a period of ninety days after his employment terminates or until the expiration date of the option, whichever comes first, but only for the number of shares that had become exercisable on the date his employment terminated.

(3)
Establishing the Option Exercise Price.  It is the Company's policy to use the closing price of the common stock on the date of the meeting at which a stock option award is approved as the option's per-share exercise price.  In the case of a stock option awarded on a date specified in an employment agreement, the exercise price is the closing price of the common stock on that date.

(4)
The grant date fair value is the value computed for financial reporting purposes in accordance with FAS 123R.  The valuation was made on the equity valuation assumptions described in Note 8 of Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-K, which accompanies this Proxy Statement.

Option Exercises and Stock Vested for 2007.

The following table contains information on an aggregated basis about each exercise of a stock option during 2007 by each of the named executive officers.

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise(1) ($)
Patrick T. Manning	—	—
Joseph P. Harper, Sr.	—	—
James H. Allen, Jr.	—	—
Maarten D. Hemsley	128,424	$2,714,821
Roger M. Barzun	9,990	$207,503

(1)
SEC regulations define the "Value Realized Upon Exercise" as the difference between the market price of the shares on the date of the purchase, and the option exercise price of the shares, whether or not the shares are sold, or if they are sold, whether or not the sale occurred on the date of the exercise.

Outstanding Equity Awards at December 31, 2007.

The following table shows certain information concerning unexercised stock options and stock options that have not vested outstanding on December 31, 2007 for each named executive officer.  No other equity awards have been made to the named executive officers.

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price/Share ($)	Option Grant Date	Option Expiration Date	Vesting Date Footnotes
Patrick T. Manning	200	800	$25.21	8/08/2006	9/08/2011		(1)
	10,000	—	$24.96	7/18/2006	7/18/2011		(2)
	600	900	$16.78	8/12/2005	9/12/2010		(1)
	10,000	—	$9.69	7/18/2005	7/18/2010		(2)
	2,100	1,400	$3.10	8/12/2004	8/12/2014		(1)
	10,000	—	$3.10	8/12/2004	8/12/2009		(2)
	2,800	700	$3.05	8/20/2003	8/20/2013		(1)
	3,500	—	$1.725	7/24/2002	7/24/2012		(1)
	3,700	—	$1.50	7/23/2001	7/23/2011		(1)
Joseph P. Harper, Sr.	200	800	$25.21	8/08/2006	9/08/2011		(1)
	10,000	—	$24.96	7/18/2006	7/18/2011		(2)
	600	900	$16.78	8/12/2005	9/12/2010		(1)
	10,000	—	$9.69	7/18/2005	7/18/2010		(2)
	3,500	—	$3.10	8/12/2004	8/12/2014		(3)
	10,000	—	$3.10	8/12/2004	8/12/2009		(2)
	3,500	—	$3.05	8/20/2003	8/20/2013		(3)
	3,500	—	$1.725	7/24/2002	7/24/2012		(3)
	3,700	—	$1.50	7/23/2001	7/23/2011		(1)

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price/Share ($)	Option Grant Date	Option Expiration Date	Vesting Date Footnotes
James H. Allen, Jr.	—	13,707	$18.99	8/7/2007	8/7/2012		(3)
Maarten D. Hemsley	2,800	—	$21.60	7/18/2007	7/18/2012		(4)
	2,800	—	$24.96	7/18/2006	7/18/2011		(2)
	2,800	—	$9.69	7/18/2005	7/18/2010		(2)
	5,000	—	$3.10	8/12/2004	1/29/2008		(5)
	75,000	—	$0.875	1/13/1998	10/27/2013		(6)
Roger M. Barzun	120	480	$25.21	8/8/2006	9/8/2011		(1)
	400	600	$16.78	8/12/2005	9/12/2010		(1)
	2,000	—	$3.10	8/12/2004	8/12/2014		(4)
	1,190	—	$0.875	2/4/1998	2/4/2008		(4)

Vesting of Stock Options.  If there is a change-in-control of the Company, all the stock options then held by a named executive officer become exercisable in full.  Absent a change in control of the Company, the options listed above vest as described in the following footnotes:

(1)	This option vests in equal installments on the first five anniversaries of its grant date.

(2)	This option vested in a single installment on July 18, 2007.

(3)	This option vests in equal installments on the first three anniversaries of its grant date.

(4)	This option vested in a single installment on its grant date.

(5)	This option vests in equal installments on the grant date and the first three anniversaries of its grant date.

(6)	This option vested in a single installment on December 18, 1998.

_________________________

PERFORMANCE GRAPH.

The following graph compares the percentage change in the Company's cumulative total stockholder return on its common stock for the last five years with the Dow Jones US Total Market Index, a broad market index, and the Dow Jones US Heavy Construction Index, a group of companies whose marketing strategy is focused on a limited product line, such as civil construction.  Both indices are published in The Wall Street Journal.

The returns are calculated assuming that an investment with a value of $100 was made in the Company's common stock and in each index at the end of 2002 and that all dividends were reinvested in additional shares of common stock; however, the Company has paid no dividends during the periods shown.  The graph lines merely connect the measuring dates and do not reflect fluctuations between those dates.  The stock performance shown on the graph is not intended to be indicative of future stock performance.

	December 2002	December 2003	December 2004	December 2005	December 2006	December 2007
Sterling Construction Company, Inc	100.00	258.86	296.57	961.71	1,243.43	1,246.86
Dow Jones US	100.00	130.75	146.45	155.72	179.96	190.77
Dow Jones US Heavy Construction	100.00	136.41	165.42	239.03	298.17	566.39

BUSINESS RELATIONSHIPS WITH DIRECTORS AND OFFICERS.

Transactions with Related Persons.

Maarten D. Hemsley.  At December 31, 2007, NASCIT held 3.82% of the Company's outstanding common stock.  NASCIT is a part of JO Hambro Capital Management Group Limited, or JOHCMG, an investment company and fund manager located in the United Kingdom.  From January 2001 until May 2002, Mr. Hemsley was a consultant to JO Hambro Capital Management Limited, or JOHCM, which is part of JOHCMG, and since May 2002 has been an employee of JOHCM.  Mr. Hemsley has served since 2001 as Fund Manager of JOHCMG's Leisure & Media Venture Capital Trust, plc, and since February 2005, as Senior Fund Manager of its Trident Private Equity II LLP investment fund.  Neither of those funds was or is an investor in the Company or any of the Company's affiliates.

Robert W. Frickel.  Mr. Frickel is President of R.W. Frickel Company, P.C., an accounting firm based in Michigan that performs certain accounting and tax services for the Company.  In 2007, the Company paid or accrued for payment to R.W. Frickel Company approximately $63,580 in fees.  The Company estimates that during 2008, the fees of R.W. Frickel Company will be approximately the same as in 2007.

Joseph P. Harper, Jr.  Joseph P. Harper, Jr. is Chief Financial Officer of the Company's wholly-owned subsidiary, Texas Sterling Construction Co., or TSC, and the son of Joseph P. Harper, Sr., who is President, Treasurer & Chief Operating Officer of the Company.  For 2007 Mr. Harper Jr. received salary and a cash bonus aggregating approximately $274,125.

The Paradigm Companies.  Since July 2005, Patrick T. Manning has been the husband of Amy Peterson, the sole beneficial owner of Paradigm Outdoor Supply, LLC and Paradigm Outsourcing, Inc.  The Paradigm companies have provided materials and services to the Company and to other contractors for many years.  In 2007, the Company paid a total of approximately $1.72 million to the Paradigm companies.  The Audit Committee reviews and approves these payments in the manner described below.

Richard H. Buenting.  Prior to the Company's acquisition of a majority interest in Road and Highway Builders, LLC, or RHB, Mr. Buenting, the Chief Executive Officer of RHB, made use of RHB equipment, materials and labor for the construction of a new home for himself and his family and then would reimbursed RHB.  This practice, which Mr. Buenting had fully disclosed to the Company prior to the purchase, inadvertently continued for a short period after the acquisition during which Mr. Buenting used a total of $18,730 of RHB's materials and labor.  The practice has ceased and Mr. Buenting has reimbursed RHB in full.

Policies and Procedures for the Review, Approval or Ratification of Transactions with Related Persons.

General.  The Board of Directors' policy on transactions between the Company and related parties is set forth in the written charter of the Audit Committee.  The policy requires that the Audit Committee must review in advance the terms of any transaction by the Company with a director; executive officer; nominee for election as director; stockholder; or any affiliate or any of their immediate family members that involves more than $50,000.  If the Audit Committee approves the transaction, it must do so in compliance with Delaware law and report it to the full Board of Directors.

Mr. Hemsley.  Mr. Hemsley's relationship with JOHCM has not been the subject of any approval process by the Board or the Audit Committee because, as noted above, neither of the funds he manages were or are an investor in the Company or any of its affiliates.

Mr. Frickel.  The Company's Audit Committee reviews and approves the retention of Mr. Frickel's firm and the payment of its fees.  A description of this written procedure is found below under the heading Audit and Non-Audit Service Approval Policy.

Joseph P. Harper, Jr.  The Compensation Committee reviews Mr. Harper, Jr.'s salary and bonus as well as the salary and bonus of other senior managers of TSC.  Neither Mr. Harper, Sr. nor Mr. Harper, Jr. is a member of the Compensation Committee, which is made up entirely of independent directors.

The Paradigm Companies.  TSC engages the Paradigm companies primarily for City of Houston projects to comply with requirements that a portion of project contracts be subcontracted to minority and/or women-owned businesses.  Both Paradigm companies are woman-owned businesses.  Paradigm Outdoor Supply arranges for the purchase of construction materials.  Paradigm delivers the materials directly to the project site and bills the Company for them.  Paradigm Outdoor Supply and similar companies charge a percentage commission ranging from 2% to 3% of the cost of the materials.  Paradigm Outsourcing provides flagmen and other temporary construction personnel to contractors and charges competitive rates for those services.

During 2007, the Company paid Paradigm Outdoor Supply a total of approximately $1.5 million for the materials it purchased for the Company.  During 2007 the Company paid Paradigm Outsourcing $221,000 for temporary personnel supplied to the Company.

The Audit Committee has determined that it is not practical for the Company to get more than oral bids from Paradigm Outdoor Supply and its main competitor or to get any competitive bids on the type of services performed by Paradigm Outsourcing.  As a result, the Audit Committee requires management on a quarterly basis to obtain rates from Paradigm Outdoor Supply and its main competitor and prepare a memorandum for the Audit Committee on the results of those calls.  On a quarterly basis, the Audit Committee approves the continuation of business with the Paradigm companies and reviews the payments the Company has made to the Paradigm companies in the prior quarter.

INFORMATION ABOUT AUDIT FEES AND AUDIT SERVICES

A representative of the Company's independent registered public accounting firm, Grant Thornton LLP, is expected to be available at the Annual Meeting and will have the opportunity to make a statement if he or she wishes and will also be available to respond to appropriate questions from stockholders.

Audit Fees.

The following table sets forth the aggregate fees that the Company's independent registered public accounting firm, Grant Thornton LLP, billed to the Company for the years ended December 31, 2007 and 2006.

Fee Category	2007	Percentage Approved by the Audit Committee	2006	Percentage Approved by the Audit Committee
Audit Fees:	$602,900	100%	$529,300	100%
Audit-Related Fees:	$25,500	100%	$110,300	100%
Tax Fees:	$3,300	100%	—	NA
All Other Fees:	—	NA	—	NA

In 2006 and 2007 audit fees include the fees for Grant Thornton's audit of the consolidated financial statements included in the Company's Annual Report on Form 10-K; reviews of the consolidated financial statements included in the Company's quarterly reports on Form 10-Q; the resolution of issues that arose during the audit process; and other audit services that are normally provided in connection with statutory and regulatory filings.  For 2006 and 2007, Grant Thornton's fees also included attestation work required by Section 404 of the Sarbanes-Oxley Act of 2002 to enable Grant Thornton to issue an opinion on management's assessment of the effectiveness of internal controls over financial reporting.  For 2007, Grant Thornton's fees also included attestation work to enable Grant Thornton to issue a report on Internal Controls over Financial Reporting.

Audit-Related Fees.  In 2007 audit-related fees included fees in connection with the Company's October 2007 acquisition of RHB.

Tax Fees.  Our independent registered public accounting firm provides tax consulting services to the Company.

Audit and Non-Audit Service Approval Policy.  In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and related rules and regulations, the Audit Committee has adopted a policy that it believes will result in an effective and efficient procedure to approve the services of the Company's independent registered public accounting firm.

Audit Services.  The Audit Committee annually approves specified audit services engagement terms and fees and other specified audit fees.  All other audit services must be specifically pre-approved by the Audit Committee.  The Audit Committee monitors the audit services engagement and must approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope or other items.

Audit-Related Services.  Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements, which historically have been provided by our independent registered public accounting firm, and are consistent with the SEC’s rules on auditor independence.  The Audit Committee annually approves specified audit-related services within established fee levels.  All other audit-related services must be pre-approved by the Audit Committee.

Tax Fees.  As the fees related to these services are de minimis in amount, they are approved by the Chairman of the Audit committee prior to being incurred.

All Other Services.  Other services, if any, are services provided by our independent registered public accounting firm that do not fall within the established audit, audit-related and tax services categories.  The Audit Committee must pre-approve specified other services that do not fall within any of the specified prohibited categories of services.

Procedures for Approval of Services.

All requests for services that are to be provided by our independent registered public accounting firm, which must include a detailed description of the services to be rendered and the amount of corresponding estimated fees, are submitted to both the Company's President and the Chairman of the Audit Committee.  The Chief Financial Officer authorizes services that have been approved by the Audit Committee within the pre-set limits.  If there is any question as to whether a proposed service fits within an approved service, the Chairman of the Audit Committee is consulted for a determination.  The Chief Financial Officer submits to the Audit Committee any requests for services that have not already been approved by the Audit Committee.  The request must include an affirmation by the Chief Financial Officer and the independent registered public accounting firm that the request is consistent with the SEC’s rules on auditor independence.

SUBMISSION OF STOCKHOLDER PROPOSALS

Any proposal that a stockholder intends to present at the 2009 Annual Meeting of Stockholders must be submitted to the Secretary of the Company no later than January 1, 2009 in order to be considered timely received.
By Order of the Board of Directors
Roger M. Barzun, Secretary

STERLING CONSTRUCTION COMPANY, INC.

ANNUAL MEETING OF STOCKHOLDERS

May 8, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned, having received a Notice of the Annual Meeting of Stockholders of Sterling Construction Company, Inc. (the "Company") to be held on May 8, 2008 at 11:30 a.m. local time at Grand Sierra Resort,2500 East 2nd Street, Reno, Nevada 89595 or at any adjournment thereof (the "Annual Meeting") together with the Board of Directors' proxy statement therefor; and revoking all prior proxies, hereby appoint(s) James H. Allen, Jr. and Roger M. Barzun, and each of them (with full power of substitution) as proxies of the undersigned to attend the Annual Meeting and any adjourned sessions thereof and there to vote and act upon the following matters in respect of all shares of common stock of the Company which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present.

Attendance of the undersigned at the Annual Meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned affirmatively indicates at the Annual Meeting the intention of the undersigned to vote said shares in person.  If the undersigned holds any shares in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every one of those capacities as well as individually.

☒           Please mark your votes as in this example.

The shares represented by this proxy will be voted as directed by the undersigned.  If no direction is given with respect to any election to office or proposal specified below, this proxy will be voted FOR the election to office or proposal.  None of the matters to be voted on is conditioned on, or related to, the approval of any other matter.  All proposals are made by the Company.

1.	Election of two Class I directors (or if a nominee is not available for election, a substitute designated by the Board of Directors.)

Nominees	Class	Term	FOR	AGAINST	ABSTAIN
Patrick T. Manning	I	Three years	☐	☐	☐
Joseph P. Harper, Sr.	I	Three years	☐	☐	☐

FOR ALL NOMINEES                                          ☐                              AGAINST ALL NOMINEES                                                    ☐

2.	Approval of an Amended and Restated Certificate of Incorporation.

FOR	☐	AGAINST	☐	ABSTAIN	☐

3.	Approval of an increase in the number of shares of common stock that the Company is authorized to issue from 14 million shares to 19 million shares.

FOR	☐	AGAINST	☐	ABSTAIN	☐

4.	Ratification of the selection of Grant Thornton LLP as the Company's independent registered public accounting firm.

FOR	☐	AGAINST	☐	ABSTAIN	☐

5.	In their discretion, the named proxies are authorized to vote upon any other matters that may properly come before the Annual Meeting or any adjournment thereof.

FOR	☐	AGAINST	☐	ABSTAIN	☐

If you wish to vote in accordance with the recommendations of the Board of Directors, you need only sign and date this proxy on the reverse side — you do not need to mark any boxes.

CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

Please sign exactly as your name appears on this proxy.  Joint owners should both sign.  When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by the president or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

Signature:	Date:
Signature:	Date:

PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN THIS PROXY USING THE ENCLOSED ENVELOPE.

Exhibit A
STERLING CONSTRUCTION COMPANY, INC.
(A Delaware corporation)

Amended and Restated Certificate of Incorporation

(Pursuant to Section 242 and Section 245 of the
Delaware General Corporation Law)

1.
The name of the corporation (the "Corporation") is Sterling Construction Company, Inc.  The date of filing of the original certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware was April 1, 1991 and it was filed under the name Hallwood Holdings Incorporated.  The Corporation's name was subsequently changed to Oakhurst Capital, Inc.; then to Oakhurst Company, Inc.; and finally to its current name.

2.
Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation, and on May 8, 2008, it was approved by the stockholders of the Corporation entitled to vote thereon in accordance with Section 242 of the Delaware General Corporation Law and the provisions of the Certificate of Incorporation then in effect regarding the amendment thereof.

3.
The Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as set forth below, which instrument shall be entitled and hereafter referred to as the "Certificate of Incorporation of Sterling Construction Company, Inc."

_________________

Certificate of Incorporation

of

Sterling Construction Company, Inc.

Article I

The name of the Corporation is Sterling Construction Company, Inc. (hereinafter sometimes referred to as the "Corporation.")

Article II

The address of the registered office of the Corporation in the State of Delaware is 2751 Centerville Road — Suite 3131, Wilmington, Delaware 19803.  The name of the registered agent for service of process of the Corporation is The Corporation Trust Company with an address at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

Article III

The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

Article IV

4.1	Capitalization. The Corporation is authorized to issue two classes of stock, one to be designated common stock ("Common Stock") and the other to be designated preferred stock ("Preferred Stock.")

(a)	The number of shares of Preferred Stock the Corporation has authority to issue is one million (1,000,000) with a par value of one cent ($0.01) per share.

(b)	The number of shares of Common Stock the Corporation has authority to issue is nineteen million (19,000,000) with a par value one cent ($0.01) per share.

4.2	Preferred Stock.

(a)	Preferred Stock may be issued from time to time in one or more series, without further stockholder approval.

(b)
In a resolution providing for the issue of any wholly-unissued series of Preferred Stock, the Board of Directors is hereby authorized within the limitations and restrictions stated in this Certificate of Incorporation to fix, alter or amend the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions,) the redemption price or prices, and the liquidation preferences of any wholly-unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, or any of them.

(c)
The Board of Directors is hereby authorized to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding.  In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

(d)
The Board of Directors is hereby authorized to alter or amend the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions) the redemption price or prices, and the liquidation preferences of any issued and outstanding series of Preferred Stock, subject to any required approval of the holders thereof.

4.3
Common Stock.  Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of that series are entitled, either separately or together with the holders of one or more other series to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or pursuant to the Delaware General Corporation Law.

Article V

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for the further definition, limitation and regulation of the powers of the Corporation and its directors and stockholders:

5.1
Powers of Directors.  The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors.  In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and to do all such acts and things as are not by statute or by this Certificate of Incorporation to be exercised or done by the stockholders of the Corporation.

5.2	Written Ballot. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

5.3
Stockholders Must Meet to Act.  Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any written consent by such stockholders.

5.4	Special Meetings of Stockholders. Special meetings of stockholders of the Corporation may be called only by the Board of Directors.

Article VI

6.1
Number of Directors.  The number of directors of the Corporation which shall constitute the entire Board of Directors shall be such number as is initially fixed by the Incorporator and thereafter as fixed from time to time exclusively by the Board of Directors.

6.2
Classification of Directors.  At the first annual meeting of stockholders of the Corporation, the directors shall be divided into three classes as nearly equal in number as reasonably possible, with the initial term of office of directors of the first class to expire at the second annual meeting of stockholders of the Corporation, the initial term of office of directors of the second class to expire at the third annual meeting of stockholders of the Corporation, and the initial term of office of directors of the third class to expire at the fourth annual meeting of stockholders of the Corporation.  At each annual meeting of stockholders following such initial classification and election, directors shall be chosen for a full term of three years to succeed those directors whose terms expire.  All directors shall hold office until the expiration of their terms and until their successors are elected and qualified, except in the case of death, resignation or removal of a director.

6.3
Filling Vacancies on the Board.  Subject to the rights of the holders of any outstanding series of Preferred Stock, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, removal from office, disqualification or other cause may be filled only by a majority vote of the directors then in office, although less than a quorum.  Directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which directors are to be elected.  No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

6.4
Removal of Directors.  Subject to the rights of the holders of any outstanding series of Preferred Stock, any director or the entire Board of Directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of capital stock of all classes and series of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Article VII

7.1	Power to Amend Bylaws.

(a)
The Board of Directors is expressly empowered to adopt, amend or repeal any or all of the Bylaws of the Corporation.  Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the Whole Board.  The term "Whole Board" shall mean the total number of authorized directors whether or not there exists any vacancy in previously authorized directorships.

(b)
The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Corporation.  In addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of capital stock of all classes and series of the Corporation entitled to vote generally in the election of directors, voting together as a single class shall be required to adopt, amend or repeal any provisions of the Bylaws of the Corporation.

Article VIII

8.1
Elimination of Certain Liability of Directors.  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability —

(a)	For any breach of the director's duty of loyalty to the Corporation or its stockholders;

(b)	For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(c)	Under Section 174 of the Delaware General Corporation Law; or

(d)	For any transaction from which the director derived an improper personal benefit.

If after approval by the stockholders of this Article VIII the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article VIII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

8.2	Indemnification.

(a)
Right to Indemnification.  Each person who was or is made a party or is threatened to be made a party to, or is involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding") by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment, against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes under the Employee Retirement Income Security Act of 1974 or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith.

(b)
The indemnification provided for herein shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Subsection (d), below, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

(c)
The right to indemnification conferred in this Section 8.2 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition.  However, if the Delaware General Corporation Law requires the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, payment shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section 8.2 or otherwise.  The Corporation may by action of its Board of Directors provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers

(d)	Right of Claimant to Bring Suit.

(i)
If a claim under this Section 8.2 is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim.

(ii)
It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation.

(iii)
Neither (1) the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor (2) an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(e)
Non-Exclusivity of Rights.  The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section 8.2 shall not be exclusive of any other right that any person may have or hereafter acquire under any statute; any provision of this Certificate of Incorporation; any bylaw; any agreement; any vote of stockholders or disinterested directors; or otherwise.

(f)
Insurance.  The Corporation may, at its own expense, maintain insurance to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

(g)
Settlement of Claims.  The Corporation shall not be liable to indemnify any indemnitee under this Section 8.2 for any amounts paid in settlement of any action or claim effected without the Corporation's written consent, which consent shall not be unreasonably withheld, conditioned or delayed, or for any judicial award if the Corporation was not given a reasonable and timely opportunity, at its expense, to participate in the defense of such action.

(h)
Subrogation.  In the event the Corporation makes a payment under this Section 8.2, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee, and the indemnitee shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Corporation effectively to bring suit to enforce such rights.

(i)
Procedures for Submission of Claims.  The Board of Directors may establish reasonable procedures for the submission of claims for indemnification pursuant to this Section 8.2, for the determination of the entitlement of any person thereto, and for the review of any such determination.

Article IX

9.1	Amendments.

(a)
Amendment of Article VIII.  Notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 75% of the combined voting power of the then outstanding shares of capital stock of all classes and series of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal Article VIII hereof and this Section 9.1(a).

(b)
Amendment of Other Articles.  In addition to any vote of the holders of any class or series of stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of capital stock of all classes and series of the Corporation entitled to vote generally in the election of directors, voting together as a single class shall be required to amend or repeal the provisions of this Certificate of Incorporation except as provided above with respect to the amendment of Article VIII and Section 9.1(a) hereof.

In Witness Whereof, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by a duly authorized officer of the Corporation this ___ day of ____________, 2008.

Sterling Construction Company, Inc.

By:
Patrick T. Manning
Chairman of the Board of Directors
Chief Executive Officer

Exhibit B

FOURTH:	Section 1. Capitalization. The total number of shares of all classes of stock which the Corporation has authority to issue is 20,000,000, consisting of:

(a)	One million (1,000,000) shares of Preferred Stock, par value one cent ($0.01) per share (the "Preferred Stock"); and

(b)	Nineteen million (19,000,000) shares of Common Stock, par value one cent ($0.01) per share (the "Common Stock")."

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